Filed Pursuant to Rule 424(b)(5)
File No. 333-166324

PROSPECTUS SUPPLEMENT
(To Prospectus Dated July 1, 2010)

47,000,000 Shares

Graphic Packaging Holding Company

Common Stock

Graphic Packaging Holding Company is offering 47,000,000 shares of its common stock, par value $0.01 per share, to be sold in the offering. The common stock is listed on the New York Stock Exchange (the “NYSE”) under the symbol “GPK.” The last reported sale price of the common stock on April 14, 2011 was $4.91 per share.

See the “Risk Factors” beginning on page S-11 of this prospectus supplement to read about factors you should consider before buying shares of the common stock.

	Per Share	Total

Initial price to public	$4.75000	$223,250,000
Underwriting discounts	$0.21375	$10,046,250
Proceeds to us (before expenses)	$4.53625	$213,203,750

To the extent that the underwriters sell more than 47,000,000 shares of common stock, the underwriters have the option to purchase from Graphic Packaging Holding Company up to an additional 7,050,000 shares of common stock at the initial public offering price less the underwriting discount.

Neither the Securities and Exchange Commission (“SEC”) nor any other regulatory body has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

The underwriters expect to deliver the shares of common stock on or about April 20, 2011.

Joint Book-Running Managers

Goldman, Sachs & Co.	BofA Merrill Lynch

J.P. Morgan	Deutsche Bank Securities

Co-Managers

Baird	Oppenheimer & Co.

April 14, 2011.

Prospectus Supplement

Prospectus

In this prospectus supplement, “we,” “our,” “us,” “Graphic Packaging” and the “Company” means Graphic Packaging Holding Company, including, unless the context otherwise requires or as otherwise expressly stated, our subsidiary Graphic Packaging International, Inc., and our other subsidiaries. In addition, “Altivity” means Altivity Packaging, LLC and its subsidiaries on a consolidated basis. The Company’s acquisition of Altivity, effective as of March 10, 2008, is referred to as the “Altivity Transaction.”

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ABOUT THIS PROSPECTUS SUPPLEMENT

This document is in two parts. The first part is this prospectus supplement, which describes the specific terms of this offering and also adds to and updates information contained in the accompanying prospectus and the documents incorporated by reference into the accompanying prospectus. The second part, the accompanying prospectus, gives more general information, some of which does not apply to this offering. You should read both this prospectus supplement and the accompanying prospectus before deciding to invest in our common stock.

To the extent there is a conflict between the information contained in this prospectus supplement, on the one hand, and the information contained in the accompanying prospectus, on the other hand, you should rely on the information in this prospectus supplement. You should also read and consider the additional information under the captions “Where You Can Find More Information” in this prospectus supplement.

In making your investment decision, you should rely only on the information contained or incorporated by reference in this prospectus supplement, in the accompanying prospectus and in any free writing prospectus with respect to this offering filed by us with the SEC. We have not, and the underwriters have not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. You should assume that the information appearing in this prospectus supplement, the accompanying prospectus, any free writing prospectus with respect to the offering filed by us with the SEC and the documents incorporated by reference herein and therein is accurate only as of their respective dates. Our business, financial condition, results of operations and prospects may have changed since those dates.

The underwriters are offering to sell, and are seeking offers to buy, our common stock only in jurisdictions where offers and sales are permitted. The distribution of this prospectus supplement and the accompanying prospectus and the offering of our common stock in certain jurisdictions may be restricted by law. Persons outside the United States who come into possession of this prospectus supplement and the accompanying prospectus must inform themselves about and observe any restrictions relating to the offering of our common stock and the distribution of this prospectus supplement and the accompanying prospectus outside the United States. This prospectus supplement and the accompanying prospectus do not constitute, and may not be used in connection with, an offer to sell, or a solicitation of an offer to buy, any securities offered by this prospectus supplement and the accompanying prospectus by any person in any jurisdiction in which it is unlawful for such person to make such an offer or solicitation.

SPECIAL NOTE REGARDING NON-GAAP FINANCIAL MEASURES

The body of generally accepted accounting principles in the United States is commonly referred to as GAAP. A non-GAAP financial measure is generally defined by the SEC as one that purports to measure historical or future financial performance, financial position or cash flows but excludes or includes amounts that could not be so adjusted in the most comparable GAAP measure. EBITDA and Adjusted EBITDA, as presented in this prospectus supplement, are supplemental measures of our performance, and net debt is a supplemental measure of our financial position, that are not required by, or presented in accordance with, GAAP. They are not measurements of our financial performance or position under GAAP and should not be considered as alternatives to net income, cash flow or total debt or any other performance or financial position measures derived in accordance with GAAP.

We define “EBITDA” as net (loss) income before income tax expense; equity income of unconsolidated entities; interest expense, net; and depreciation and amortization (including noncash pension amortization). We define “Adjusted EBITDA” as EBITDA adjusted to exclude charges associated with the Altivity Transaction, loss on early extinguishment of debt, other nonrecurring charges associated with the retirement of equipment or the closing of facilities and the effect of alternative fuel tax credits. We define “net debt” as total debt less cash and cash equivalents. We caution investors that amounts presented in accordance with our definitions of EBITDA, Adjusted EBITDA and net debt may not be comparable to similar measures disclosed by other issuers, because not all issuers and analysts calculate EBITDA, Adjusted EBITDA or net debt in the same manner. We present EBITDA, Adjusted EBITDA and net debt and the ratios derived therefrom because we consider them to be important supplemental measures of our performance and financial position and believe they are frequently used by securities analysts, investors and other interested parties in the evaluation of companies. In the “Summary — Summary Financial and Other Information” section of this prospectus supplement, we also include

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a quantitative reconciliation of EBITDA and Adjusted EBITDA to the most directly comparable GAAP financial performance measure, which is net (loss) income. The most directly comparable GAAP measure to net debt is total debt, which is also presented in “Summary — Summary Financial and Other Information.”

FORWARD-LOOKING STATEMENTS

The statements we have made in this prospectus supplement or in documents incorporated by reference herein which are not historical facts are “forward-looking statements.” These forward-looking statements, which include the discussions in the “Summary — Recent Developments” section in this prospectus supplement, are made based upon preliminary financial results for the first quarter of 2011 as well as management’s expectations and beliefs concerning future events impacting us and therefore involve a number of uncertainties and risks. Therefore, the actual results of our operations or our financial condition could differ materially from those expressed or implied in these forward-looking statements.

The discussions in our “Risk Factors” in this prospectus supplement and our “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2010, which we refer to as our 2010 10-K, highlight some of the more important risks identified by our management, but should not be assumed to be the only factors that could affect future performance. Other factors that could cause the actual results of our operations or our financial condition to differ from those expressed or implied in these forward-looking statements include, but are not necessarily limited to, our substantial amount of debt, accounting or other adjustments to our preliminary financial results for the first quarter of 2011, inflation of and volatility in raw material and energy costs, continuing pressure for lower cost products, our ability to implement our business strategies, including productivity initiatives and cost reduction plans, currency movements and other risks of conducting business internationally, and the impact of regulatory and litigation matters, including those that impact our ability to protect and use our intellectual property, our ability to successfully integrate acquired businesses, including Sierra Pacific Packaging, Inc. and realize cost-savings and other synergies, and other factors described in our filings with the SEC.

Except to the extent required by the federal securities laws, we undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. The foregoing review of factors should not be construed as exhaustive or as any admission regarding the adequacy of our disclosures. Certain risk factors are detailed from time to time in our various public filings. You are advised, however, to consult any further disclosures we make on related subjects in our filings with the SEC.

You can identify forward-looking statements by the fact that they do not relate strictly to historic or current facts. Forward-looking statements use terms such as “anticipates,” “believes,” “continues,” “could,” “estimates,” “expects,” “intends,” “may,” “plans,” “potential,” “predicts,” “preliminary,” “will,” “should,” “seeks,” “pro forma” or similar expressions in connection with any disclosure of future operating or financial performance. These statements are only predictions and involve known and unknown risks, uncertainties and other factors that may cause our actual results of operations, financial condition, levels of activity, performance or achievements to be materially different from any future results of operations, financial condition, levels of activity, performance or achievements expressed or implied by such forward-looking statements. You should not place undue reliance on these forward-looking statements.

INDUSTRY AND MARKET DATA

This prospectus supplement includes industry data and statistics that we obtained from periodic industry publications, including Resource Information System Inc. (“RISI”), Paper Shipping Sack Manufacturers’ Association, Inc. (“PSSMA”) and Paperboard Packaging Council, as well as our internal estimates. We believe data regarding the paperboard packaging industry and our market position and market share within the industry are inherently imprecise, but generally indicate size and position and market share within the industry. Industry publications generally state that the information contained therein has been obtained from sources believed to be reliable. Although we believe that the information provided by third parties is generally accurate, we have not independently verified any of the data from third-party sources nor have we ascertained the underlying economic assumptions relied upon therein. While we are not aware of any misstatements regarding any industry data presented herein, our estimates, in particular as they relate to our general expectations concerning the paperboard packaging and flexible packaging industries, involve risks and uncertainties and are subject to change based on various factors, including those discussed under the caption “Risk Factors.”

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SUMMARY

This summary highlights information about this prospectus supplement and may not contain all of the information that may be important to you. You should read the following summary together with the more detailed information appearing elsewhere in this prospectus supplement, as well as the financial statements and related notes thereto and other information included in or incorporated by reference in this prospectus supplement.

Overview

We are a leading provider of innovative packaging solutions for a wide variety of products to the global food, beverage and consumer products industries. We are the largest U.S. producer of folding cartons and we believe we are the only publicly traded company that has a majority of its sales derived from paperboard packaging. We are also the largest North American producer of coated unbleached kraft paperboard and coated recycled boxboard, which we use predominately for the internal production of our folding carton products. We also have leading U.S. market positions in multi-wall bags and heat transfer labels.

Our customers include some of the world’s most widely recognized companies who have well-known consumer brands. A majority of our sales are under multi-year contracts. For many of our beverage packaging customers, we provide proprietary packaging machines that pack bottles and cans into beverage carrier cartons. We also provide packaging machines and labels for other consumer products. These proprietary packaging systems help drive sales to our customers. We provide our customers with value-added packaging solutions designed to deliver marketing and performance benefits at a competitive cost by capitalizing on our low-cost paperboard mills and converting plants, proprietary carton and packaging designs and commitment to customer service.

We report our results in two business segments: paperboard packaging and flexible packaging, each of which we describe briefly below. As a result of changes in our reporting structure, the previously reported multi-wall bag and specialty packaging segments were combined into a single reportable segment in the fourth quarter of 2010 called flexible packaging.

Paperboard Packaging — Net sales for the year ended December 31, 2010 of $3.4 billion or 84% of total net sales

Our paperboard packaging products deliver marketing and performance benefits at a competitive cost. We supply paperboard cartons and carriers designed to protect and contain products while providing:

•	convenience through ease of carrying, storage, delivery, dispensing of product and food preparation for consumers;

•	a smooth surface printed with high-resolution, multi-color, graphic images that help improve brand awareness and visibility of products on store shelves; and

•	durability, stiffness, wet and dry tear strength; leak, abrasion and heat resistance; barrier protection from moisture, oxygen, oils and greases; as well as enhanced microwave heating performance.

We provide a wide range of paperboard packaging solutions for end-use markets that tend to be relatively insulated from economic cycles including the following:

•	beverage, including beer, soft drinks, energy drinks, water and juices;

•	food, including cereal, desserts, frozen, refrigerated and microwavable foods and pet foods;

•	prepared foods, including snacks, quick-serve foods for restaurants and food service products; and

•	household products, including dishwasher and laundry detergents, health care and beauty aids, and tissues and papers.

We make most of our packaging products from coated unbleached kraft (“CUK”), coated recycled boxboard (“CRB”) and uncoated recycled board (“URB”) that we produce at our mills. The remaining portion of packaging products are produced from paperboard, primarily solid bleached sulfate (“SBS”), purchased from external sources. The paperboard is processed in our facilities that print, cut and glue (“convert”) the paperboard into folding cartons. We operate an integrated, global network of 34 converting facilities supported by seven mills (four CRB mills, one URB mill and two CUK mills). Approximately 80% of our mill production is internally converted into folding cartons that we sell to our customers. We believe that our high level of vertical integration gives us significant cost advantages over our nonintegrated competitors. As a result we have one of the lowest cost operations in North America and believe we can continue to lower our costs through our continuous improvement initiatives.

We believe that we are the largest U.S. producer of folding cartons; we are the largest of three worldwide producers of CUK and we are the largest producer of CRB in North America. Our scale is the result of our acquisitive history. The folding carton and paperboard sectors have undergone substantial consolidation in the past decade, which has resulted in tighter supplies and higher operating rates. This has enabled us to more effectively manage the spread between the selling price of our products and raw material costs.

For many of our beverage customers, in addition to producing folding cartons, we also design and manufacture specialized, proprietary packaging machines that package bottles and cans. We also provide this, to a lesser extent, for non-beverage consumer products. We install our packaging machines at customer plants and provide support, service and advanced performance monitoring of the machines. We believe that the use of such machines creates “pull-through” demand for our cartons, which in turn creates demand for our paperboard products. We continually seek to increase our customers’ use of our integrated packaging solutions in order to improve revenue opportunities, enhance customer relationships, provide customers with greater packaging line and supply chain efficiencies and overall cash benefits, and expand opportunities for us to provide value-added support and service. We enter into annual or multi-year carton supply contracts with customers, which generally require the customer to purchase a fixed portion of its carton requirements from us.

Our cartons use diverse structural designs and combinations of paperboard, films, foils, metallization, holographics, embossing and other characteristics that are tailored to the needs of individual customers. Our research and development staff works directly with our sales and marketing personnel to understand long-term consumer and retailer trends and create new packaging solutions. These innovative packaging solutions across our growth platforms provide our businesses and customers with differentiated packaging solutions which help us secure new business wins.

Flexible Packaging — Net sales for the year ended December 31, 2010 of $675.6 million or 16% of total net sales

We are a leading supplier of flexible packaging in North America. Products include multi-wall and woven polypropylene bags, shingle wrap, plastic bags and films for building materials (such as ready-mix concrete), retort pouches (such as meals ready to go), medical test kits, batch inclusion bags and film. Key end-markets include food and agriculture, building and industrial materials, chemicals, minerals, pet foods, and pharmaceutical products. Some of these end markets tend to be more cyclical and therefore are expected to benefit as the broader economy continues to improve.

We are focused on growing strategic parts of our business, such as woven polypropylene bags, while continuing to aggressively consolidate volumes into our most productive facilities, reduce our overall cost structure and manage our capital expenditures. Consistent with this approach, we announced the closure of our Jacksonville, Arkansas multi-wall bag facility in February 2011 and plan to transition business and equipment from that facility to other U.S. operating locations.

Our facilities are strategically located throughout the U.S., allowing us to provide a high level of service to customers, minimize freight and logistics costs, improve order turnaround times and improve supply chain reliability.

Our label business focuses on heat transfer labels and lithographic labels and provides customers with high-quality labels utilizing multiple technology applications. We operate dedicated label plants which produce labels for food, beverage, pharmaceutical, automotive, household and industrial products, detergents, and the health and beauty markets.

Competitive Strengths

We believe our principal strengths include the following:

•	Strong Market Positions in Attractive Product Categories. We are the leading provider of paperboard packaging solutions, with significant scale, a broad range of product offerings and innovative, value added technological capabilities. We are the largest supplier of folding cartons with approximately 32% market share in the United States, and we are the largest producer of CUK and CRB with an estimated 55% and 31% market share, respectively, in North America. The North American paperboard markets are experiencing high demand and operating rates which have enabled us to implement price increases to partially offset raw material cost inflation. For example in 2010, we implemented four price increases for CRB and three price increases for CUK. Our business is concentrated around the fastest growing markets in the folding carton industry in new product areas such as microwaveable foods and strength products where we are focused on increasing market share. We are also the largest U.S. producer of multi-wall bags with an estimated 34% market share.

•	Diverse Global Customers in Stable, Growing Markets. We sell our paperboard products to leading global companies in the beverage, food and other consumer products industries. We have long-term relationships with major companies, including General Mills, Inc., MillerCoors Brewing Company, Kellogg Company, PepsiCo, Inc., Kraft Foods, Inc., Anheuser-Busch InBev, Nestlé Group, Ralcorp Holdings, Inc., The Coca-Cola Company, Kimberly-Clark Corporation, Asahi Breweries, Ltd. and Heineken NV. Our flexible packaging business has developed long-standing relationships with customers ranging from small, regionally focused companies to large blue-chip and industrial companies. The food and beverage sectors tend to be more stable than other sectors and as a result we have more consistent revenues and generate steady cash flows. We also have a growing presence in emerging markets, such as Mexico, China and Brazil, where we are able to follow our customers as they expand into new geographies. During 2010, no one customer represented more than 10% of our net sales.

•	Established Innovator of Packaging Products. We have been a leader in paperboard packaging innovations including the Fridge Vendor®, Cooler Pack and CAP-IT for beverage products. We hold over 1,400 U.S. and foreign patents, with more than 900 U.S. and foreign patent applications currently pending. We believe there are attractive growth opportunities in our markets from developing innovative products for our customers that support their growth and cost reduction goals. In 2010, our sales from new products increased 25% to $250 million. Some of our recent award-winning packaging solutions include our MicroRite® carton, an even heating tray that is used for frozen entrees or side dishes, and our patented Z-Flute® technology, a carton with the strength of a corrugated package with the performance characteristics of a folding carton. In flexible packaging, we recently commercialized a new multi-wall bag FreshLok® that utilizes a membrane that allows the bag to maintain integrity when filled, while having an easy peel feature.

•	Leader in Sustainability. Our customers’ desire to use more sustainable packaging presents a very attractive opportunity for us. We continue to see substitution of our solid fiber cartons and paper products for corrugated boxes and plastic products. We are well-positioned to capitalize on this trend as our CRB substrates are made from recyclable materials. For example, our CAP-IT packaging solution for beverage products is an attractive alternative to using plastic carriers. We also have been working with our customers to develop new products that remove excess packaging materials from their supply chains, and thus provide savings for them. For example, our new Z-Flute® detergent package utilizes 15% to 20% less material than comparable packaging. In 2010, 70% of our new product sales offered a sustainability improvement. In our manufacturing facilities we improved the efficiency of our operations which reduced our carbon footprint by 6% and reduced the amount of water used to produce each commercial ton of paperboard by 2% all while increasing paperboard production by more than 3%. We will continue to focus on reducing our environmental footprint through investments such as the installation of a biomass boiler and 40 megawatt turbine generator at our Macon, Georgia facility. This boiler will generate electricity fueled from tree tops and branches that would otherwise be discarded. When complete in 2013, we expect the biomass system to make the mill self-sufficient from an electrical power and steam generation standpoint and expect the mill to become a net producer of electricity with the ability to sell excess electricity back to the power grid.

•	Strong Operational Performance. We operate one of the lowest cost networks of mills and converting plants in North America. We have programs in place that are designed to further reduce costs, improve productivity and increase profitability including Six Sigma, Lean Sigma and Reliability Centered Maintenance principles. As a result of these initiatives, we have saved over $300 million during the past 5 years. We also continue to optimize our manufacturing footprint and in 2010 consolidated nearly 1.6 million square feet by closing 10 production facilities and reallocating production to more efficient facilities.

•	Attractive Free Cash Flow Generation and Debt Paydown. We are focused on optimizing our operations to maximize free cash flow. Our business model allows us to generate significant operating cash flow due to our strong operating margins and disciplined capital expenditures and working capital requirements. In addition, we have $1.3 billion of net operating losses potentially available to offset future income taxes. In the past three years, we generated approximately $1 billion of net cash from operating activities (including $137.8 million from alternative fuel tax credits, net of expenses) and reduced our net debt by approximately $700 million. We have decreased our net debt to Adjusted EBITDA ratio from 6.3x at the end of 2008 to 4.3x at the end of 2010 and pro forma for the contemplated offering our trailing twelve month net debt to Adjusted EBITDA ratio is expected to be 3.9x. Our debt paydown has resulted in strong earnings growth which we expect to continue as we remain focused on reducing our leverage.

•	Experienced Management Team with Track Record of Successful Acquisition Integration. Our senior management team has an average of 15 years of experience in the paper and packaging industry. Our President and Chief Executive Officer, David Scheible, has held various executive positions at Graphic Packaging and our predecessors for more than ten years. Additionally, our senior management team has a long-standing record of successfully managing business combinations, including the integration of Riverwood International Corporation and Graphic Packaging in 2003 and Graphic Packaging and Altivity in 2008. As a result, we achieved more than $200 million in synergies related to these transactions. Our senior management team is continually seeking to improve profitability, growth and cash flow generation.

Our Strategy

As a leading provider of paperboard and flexible packaging, we believe that the global packaging market presents significant growth opportunities. We believe that we can continue to enhance our success by implementing the following business strategies:

•	Expand Market Share in Current Markets and Identify and Penetrate New Markets. We are focused on identifying new target markets such as energy drinks, one of the fastest-growing categories in the beverage industry and new distribution channels such as warehouse clubs, one of the fastest-growing markets in the retail industry. We will also continue to grow in international markets as our customers expand abroad.

•	Continue to Develop and Market Innovative Products and Applications. We will continue to focus on new packaging solutions that differentiate our products and provide opportunities for additional revenue growth and attractive margins. Our development efforts include, but are not limited to, extending the shelf life of customers’ products, optimizing production costs, reducing raw materials used in products, enhancing the heat-managing characteristics of food packaging and refining packaging appearance through new printing techniques and materials.

•	Continue to Reduce Costs by Focusing on Operational Improvements. We remain diligent with our day-to-day cost saving initiatives by instilling a culture of continuous improvement throughout our organization. We believe we can continue to improve our operations through our Six Sigma, Lean Sigma and Reliability Centered Maintenance initiatives. Going forward, we are focused on driving further cost reductions through disciplined, high payback investments.

•	Diligently Manage Our Pricing/Cost Spread. We will continue to mitigate our exposure to volatility in key input costs including energy, secondary fiber, chemicals and resins. We are also focused on negotiating faster raw material pass through terms in our customer contracts and will continue to implement price increases to manage our price/cost spread.

•	Enhance Growth with Strategic Acquisitions. In addition to our primary organic growth strategy, we plan to consider disciplined investments, including joint ventures and strategic acquisitions to supplement our growth objectives. We intend to focus on accretive investments that leverage our core strengths and enhance our current products, end markets, geography and customer mix.

Recent Developments

Acquisition of the Assets of Sierra Pacific Packaging, Inc.

On April 2, 2011, we entered into a definitive agreement to acquire substantially all of the assets and business of Sierra Pacific Packaging, Inc. (“Sierra Pacific”), a producer of folding cartons, beverage carriers and corrugated boxes for the consumer packaged goods industry. The purchase price for the acquisition is $53.5 million, subject to customary purchase price adjustments. The Company currently expects to achieve annual synergies from this acquisition of approximately $2 to $4 million by the end of 2012, with the potential for further business optimization of up to $10 million. There is no assurance we will achieve or realize these cost savings or synergies. The closing of the transaction is subject to certain closing conditions, including the absence of any material adverse change in Sierra Pacific’s business, and is expected to occur during the second quarter of 2011.

First Quarter 2011 Preliminary Results

Based on preliminary first quarter 2011 results, we expect to report first quarter net sales of $1,000.6 million, down 0.3% from the first quarter of 2010, due primarily to a decline in product volumes sold during February as a result of strong storms affecting a large portion of the United States. The storms caused the Company and its customers to close manufacturing facilities as the storms disrupted operations and its customers’ ability to deliver products was curtailed. We expect to report net income for the first quarter of 2011 of $26.7 million, compared to $6.3 million in the first quarter of 2010. Net income for the quarter improved over the first quarter of 2010 due to lower restructuring, interest and tax expenses. Net (loss) income before income tax expense, equity income of unconsolidated entities, interest expense, net, and depreciation and amortization (including noncash pension amortization) (“EBITDA”) for the first quarter 2011 is expected to be $142.7 million, an increase from the first quarter 2010 EBITDA but down 1.5% from the first quarter of 2010 Adjusted EBITDA, as a result of the volume decrease.

The table below sets forth the calculation of the Company’s EBITDA and Adjusted EBITDA for the first quarter of 2010 and expected EBITDA and Adjusted EBITDA for the first quarter of 2011. See the “Special Note Regarding Non-GAAP Financial Measures” on page S-ii of this Prospectus Supplement for additional information regarding EBITDA and Adjusted EBITDA.

	Three Months Ended	Three Months Ended
	March 31, 2010	March 31, 2011
	(In millions)

Net income	$6.3	$26.7
Add (subtract):
Income tax expense	8.6	2.9
Equity income of unconsolidated entities	(0.3)	(0.3)
Interest expense, net	45.0	39.3
Depreciation and amortization	76.7	74.1

EBITDA	$136.3	$142.7
Charges associated with combination with Altivity	8.5	—

Adjusted EBITDA	$144.8	$142.7

The numbers provided above are preliminary and represent the most current information available to management. Our normal quarter-end closing and financial statement preparation process has not yet been completed. As a result, our actual financial results could be different from the results provided above and any differences could be material.

Corporate History and Information

We began producing paperboard packaging in 1923 as Brown Paper Mill Company and were the first company in the U.S. to produce sheet kraft paper and linerboard. Since that time, we have pioneered a number of paperboard and packaging innovations, first as Brown Paper Mill Company, then as Olin Mathieson Chemical, Manville Forest Products and finally Riverwood International Corporation. In 2003, Riverwood International Corporation merged with Graphic Packaging Corporation to form Graphic Packaging International, Inc., which was the successor to the packaging and label business formed by the Coors Brewing Company in the 1970s.

On March 10, 2008, the businesses of Graphic Packaging and Altivity merged under the name Graphic Packaging Holding Company. Altivity was the largest privately-held producer of folding cartons and a market leader in all of its major businesses, including coated recycled boxboard, multi-wall bag and specialty packaging. The combination of Graphic Packaging and Altivity brought together two of the most innovative, value-added paperboard packaging companies in the global packaging market with expanded product offerings, market reach and technology capabilities.

Our executive offices are located at 814 Livingston Court, Marietta, Georgia 30067, and our telephone number at that location is (770) 644-3000. Our website address is www.graphicpkg.com. The information on our website is not a part of this prospectus supplement.

The Offering

Issuer	Graphic Packaging Holding Company

Common Stock Offered	47,000,000 shares offered (or 54,050,000 shares if the underwriters’ over-allotment is exercised in full)

Common Stock Outstanding after this Offering	384,230,747 shares (after giving effect to the use of proceeds described below, assuming no exercise of the underwriters’ over-allotment and based on the number of shares outstanding on March 31, 2011)

Underwriters Over-allotment Option	The underwriters have an option from the Company exercisable for a period of 30 days from the date of this prospectus supplement to purchase up to an additional 7,050,000 shares of common stock at the public offering price, less the underwriting discount, to cover over-allotments, if any.

Use of Proceeds	The net proceeds from the offering will be approximately $213.2 million (or $245.2 million if the underwriters exercise in full their option to purchase additional shares of our common stock). We intend to use the net proceeds of this offering (i) to repurchase from the Grover C. Coors Trust 6,500,000 shares of our common stock held by such stockholder (or 7,475,000 if the underwriters exercise their option to purchase additional shares of our common stock in full), (ii) to pay approximately $53.5 million to acquire the assets of Sierra Pacific Packaging, Inc., a producer of folding carton, beverage carrier and corrugated boxes to the consumer packaged goods industry and (iii) to reduce our indebtedness and for general corporate purposes.

Risk Factors	An investment in our common stock involves risks. You should consider carefully all of the information set forth in this prospectus supplement, the accompanying prospectus, any free writing prospectus with respect to this offering filed by us with the SEC and the documents incorporated by reference herein and therein and, in particular, you should evaluate the specific risk factors set forth in the section entitled “Risk Factors” beginning on page S-11 of this prospectus supplement, before deciding whether to purchase our common stock in this offering.

NYSE Symbol	Our common stock is listed on the NYSE under the symbol “GPK”.

Unless otherwise indicated, all information in this prospectus supplement assumes the underwriters’ over-allotment option has not been exercised.

Summary Financial and Other Information

The following summary historical condensed consolidated financial data of Graphic Packaging Holding Company as of December 31, 2008, 2009 and 2010 and for each of the fiscal years in the three-year period ended December 31, 2010 have been derived from our audited consolidated financial statements incorporated by reference into this prospectus supplement. On March 10, 2008, we combined our operations with those of Altivity through a series of transactions. We have included the results of Altivity in our financial statements since March 10, 2008, the effective date of the combination. In the opinion of management, all adjustments (consisting of normal recurring items) necessary for the fair presentation of the results for such period have been included. This information is only a summary and should be read in conjunction with our financial statements and the notes thereto incorporated by reference into this prospectus supplement and the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” section contained in our 2010 10-K.

	Fiscal Year Ended December 31,
	2008	2009	2010
	(In millions)

Consolidated Statement of Operations:
Net sales	$4,079.4	$4,095.8	$4,095.0
Cost of sales	3,587.1	3,567.2	3,501.8
Selling, general and administrative	306.9	314.6	320.4
Other expense (income), net	2.3	(15.6)	(1.8)
Restructuring and other special charges (credits)	33.2	(53.1)	55.1

Income from operations	149.9	282.7	219.5
Interest expense, net	(215.4)	(196.4)	(174.5)
Loss on modification or extinguishment of debt(1)	—	(7.1)	(8.4)

Income (loss) before income taxes and equity income of unconsolidated entities	(65.5)	79.2	36.6
Income tax expense	(34.4)	(24.1)	(27.5)

(Loss) income before equity income of unconsolidated entities	(99.9)	55.1	9.1
Equity income of unconsolidated entities	1.1	1.3	1.6

(Loss) income from continuing operations	(98.8)	56.4	10.7
Loss from discontinued operations, net of taxes(2)	(0.9)	—	—

Net (loss) income	$(99.7)	$56.4	$10.7

	Fiscal Year Ended December 31,
	2008	2009	2010
	(In millions, except ratios)

Selected Business Segment Data:
Net sales:
Paperboard Packaging	$3,377.4	$3,423.5	$3,419.4
Flexible Packaging	702.0	672.3	675.6

Total net sales	$4,079.4	$4,095.8	$4,095.0

Income (loss) from operations:
Paperboard Packaging	$220.9	$288.3	$303.7
Flexible Packaging	35.5	2.5	18.0
Corporate(a)	(106.5)	(8.1)	(102.2)

Total income from operations	$149.9	$282.7	$219.5

Balance Sheet Data (at period end):
Cash and cash equivalents	$170.1	$149.8	$138.7
Property, plant and equipment, net	1,935.1	1,797.4	1,641.5
Total assets	4,983.1	4,701.8	4,484.6
Total debt	3,183.8	2,800.2	2,579.1
Total shareholders’ equity	525.2	728.8	747.0
Other Financial Data:
Net cash provided by operating activities	$184.6	$503.5	$338.1
Net cash used in investing activities	(144.2)	(124.7)	(122.7)
Net cash provided by (used in) financing activities	119.8	(399.2)	(227.4)
Capital spending	183.3	129.9	122.8
Depreciation and amortization	264.3	305.4	288.7
EBITDA(3)	418.2	602.4	510.4
Adjusted EBITDA(3)	475.8	556.4	573.9
Net debt(4)	3,013.7	2,650.4	2,440.4
Selected Financial Ratios:
Ratio of Adjusted EBITDA to interest expense, net			3.29	x
Ratio of total debt to Adjusted EBITDA(3)			4.49	x
Ratio of net debt to Adjusted EBITDA(3)(4)			4.25	x

(a)	As defined in our 2010 10-K.

(1)	Loss on early extinguishment of debt for the fiscal year ended December 31, 2009 includes amounts related to the Company’s retirement of its 8.50% Senior Notes due 2011, and for the fiscal year ended December 31, 2010 includes amounts related to the Company’s retirement of a portion of its 9.50% Senior Subordinated Notes due 2013.

(2)	Loss from discontinued operations, net of taxes relates to the sale of Graphic Packaging International Holding Sweden AB, which was sold on October 16, 2007.

(3)	The following table sets forth a reconciliation of net (loss) income to EBITDA and Adjusted EBITDA. EBITDA is defined as net (loss) income before income tax expense; equity income of unconsolidated entities; interest expense, net; and depreciation and amortization (including noncash pension amortization). Adjusted EBITDA is defined as EBITDA further adjusted to exclude charges associated with the Altivity Transaction, loss on early extinguishment of debt, other non-recurring charges associated with the retirement of equipment or the closing of facilities and the effect of alternative fuel tax credits. We caution investors that amounts presented in accordance with our definitions of EBITDA and Adjusted EBITDA may not be comparable to similar measures disclosed by other issuers, because not all issuers and analysts calculate EBITDA and Adjusted EBITDA in the same manner. We present EBITDA and Adjusted EBITDA and the ratios derived therefrom because we consider them to be important supplemental measures of our performance and believe they are frequently used by securities analysts, investors and other interested parties in the evaluation of companies. EBITDA and Adjusted EBITDA have several limitations. The terms EBITDA and Adjusted EBITDA are not defined under GAAP, and EBITDA and Adjusted EBITDA are not a measure of net income, operating income or any other performance measure derived in accordance with GAAP, and are subject to important limitations. For additional information regarding our use of EBITDA and Adjusted EBITDA and limitations on their usefulness as an analytical tool, see “Special Note Regarding Non-GAAP Financial Measures.”

	Fiscal Year Ended
	December 31,
	2008	2009	2010
	(In millions)

Net (loss) income	$(99.7)	$56.4	$10.7
Add (subtract)
Income tax expense	34.4	24.1	27.5
Equity income of unconsolidated entities	(1.1)	(1.3)	(1.6)
Interest expense, net	215.4	196.4	174.5
Depreciation and amortization(b)	269.2	326.8	299.3

EBITDA	$418.2	$602.4	$510.4
Charges associated with Altivity Transaction	42.1	71.7	55.1
Loss on modification or extinguishment of debt	—	7.1	8.4
Alternative fuel tax credits, net of expenses	—	(137.8)	—
Asset impairment and shutdown charges	15.5	13.0	—

Adjusted EBITDA	$475.8	$556.4	$573.9

(b)	Includes noncash pension amortization.

(4)	The table below sets forth the Company’s net debt. We define net debt as total debt minus cash and cash equivalents. The Company’s management believes that the presentation of net debt provides useful information to investors because this measure is an important measure that management uses in assessing the Company’s financial position. Net debt is a financial measure not calculated in accordance with GAAP. Net debt should be considered in addition to results prepared in accordance with GAAP, but should not be considered a substitute for or superior to GAAP results. In addition, our net debt may not be comparable to similarly titled measures utilized by other companies since such other companies may not calculate such measures in the same manner as we do.

	December 31,
	2008	2009	2010
	(In millions)

Short-term debt and current portion of long-term debt	$18.6	$17.6	$26.0
Long-term debt	3,165.2	2,782.6	2,553.1
Less:
Cash and cash equivalents	170.1	149.8	138.7

Net debt	$3,013.7	$2,650.4	$2,440.4

RISK FACTORS

You should consider carefully all of the information set forth or incorporated by reference in this prospectus supplement and, in particular, the following risks before you decide to invest in our shares of common stock. If any of the following uncertainties or risks actually occurs, our business, financial condition or results of operations could be materially adversely affected. The risks described below are not the only risks that may affect your investment. Additional risks and uncertainties not currently known to us or that we currently view as immaterial may also materially and adversely affect our business, financial condition or results of operations.

Risks Relating to Our Business

Our substantial indebtedness may adversely affect our financial health, our ability to obtain financing in the future and our ability to react to changes in our business.

As of December 31, 2010, we had an aggregate principal amount of $2,579.1 million of outstanding debt. Because of our substantial debt, our ability to obtain additional financing for working capital, capital expenditures, acquisitions or general corporate purposes may be restricted in the future. We are also exposed to the risk of increased interest costs because approximately $578 million of our debt is at variable rates of interest which are not hedged by interest rate swaps. A significant portion of our cash flow from operations must be dedicated to the payment of principal and interest on our indebtedness, thereby reducing the funds available for other purposes. Excluding the impact of this offering, we expect interest expense on our outstanding debt obligations to be between $145 million and $160 million in 2011.

Additionally, our Credit Agreement dated May 16, 2007, as amended (the “Credit Agreement”), and the indentures governing our 9.50% Senior Notes due 2017, 9.50% Senior Subordinated Notes due 2013 and 7.875% Senior Notes due 2018 (the “Indentures”) contain covenants that prohibit or restrict, among other things, the disposal of assets, the incurrence of additional indebtedness (including guarantees), payment of dividends, loans or advances and certain other types of transactions. The Credit Agreement also requires compliance with a maximum consolidated secured leverage ratio. Our ability to comply in future periods with these covenants will depend on our ongoing financial and operating performance.

Our substantial debt and the restrictions under the Credit Agreement and the Indentures could limit our flexibility to respond to changing market conditions and competitive pressures. Our material outstanding debt obligations and the restrictions may also leave us more vulnerable to a downturn in general economic conditions or our business, or unable to carry out capital expenditures that are necessary or important to our growth strategy and productivity improvement programs.

The breach of any of the covenants or restrictions contained in our Credit Agreement, the Indentures or agreements governing our other indebtedness could result in a default under the applicable agreement which would permit the applicable lenders or noteholders, as the case may be, to declare all amounts outstanding thereunder to be due and payable, together with accrued and unpaid interest. In any such case, we may be unable to make borrowings under our credit facilities and may not be able to repay the amounts due under our credit facilities or our notes. This could have serious consequences to our financial condition and results of operations and could cause us to become bankrupt or insolvent.

Our access to the capital markets may be limited.

We are a highly leveraged company that may require additional capital from time to time. The timing of any capital-raising transaction may be impacted by unforeseen events, such as strategic growth opportunities, which could require us to pursue additional capital in the near-term. We may need to refinance all or a portion of our indebtedness on or before maturity. We cannot assure you that we will be able to refinance any of our indebtedness, including our senior secured credit facilities and our notes, on acceptable terms or at all. Our ability to obtain capital and the costs of such capital are dependent on numerous factors, including:

•	general economic and capital market conditions;

•	covenants in the Credit Agreement, the Indentures and other indebtedness;

•	credit availability from banks and other financial institutions;

•	investor confidence in us;

•	our consolidated financial performance;

•	our levels of indebtedness;

•	our maintenance of acceptable credit ratings;

•	our cash flow;

•	provisions of tax and securities laws that may impact raising capital; and

•	our long-term business prospects.

We may not be successful in obtaining additional capital for these or other reasons. An inability to access capital may limit our ability to pursue development projects, plant improvements or acquisitions that we may rely on for future growth and to comply with regulatory requirements and, as a result, may have a material adverse effect on our financial condition, results of operations and cash flows, and on our ability to execute our business strategy.

Significant increases in prices for raw materials, energy, transportation and other necessary supplies and services could adversely affect our financial results.

Limitations in the availability and increases in the costs of raw materials, including petroleum-based materials, energy, wood, transportation and other necessary goods and services could have an adverse effect on our financial results. We are also limited in our ability to pass along such cost increases to customers due to contractual provisions and for competitive reasons.

There is no guarantee that our efforts to reduce costs will be successful.

We utilize a global continuous improvement initiative that uses statistical process control to help design and manage many types of activities, including production and maintenance. Our ability to implement successfully our business strategies and to realize anticipated savings is subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond our control. If we cannot successfully implement the strategic cost reductions or other cost savings plans, we may not be able to continue to compete successfully against other manufacturers. In addition, any failure to generate the anticipated efficiencies and savings could adversely affect our financial results.

If we issue a material amount of our common stock in the future, certain of our stockholders sell a material amount of our common stock, a material amount of interests in our direct or indirect stockholders is sold or there are certain direct or indirect acquisitions of our stock, our ability to use our net operating losses to offset our future taxable income may be limited under Section 382 of the Internal Revenue Code.

As of December 31, 2010, we had approximately $1.3 billion of net operating losses (“NOLs”) available to offset future income for U.S. federal income tax purposes. Our ability to utilize previously incurred NOLs to offset future taxable income would be reduced if we were to undergo an “ownership change” within the meaning of Section 382 of the Internal Revenue Code. In general, an “ownership change” occurs whenever the percentage of the stock of a corporation owned, directly or indirectly, by “5-percent stockholders” (within the meaning of Section 382 of the Internal Revenue Code) increases by more than 50 percentage points over the lowest percentage of the stock of such corporation owned, directly or indirectly, by such “5-percent stockholders” at any time over the preceding three years. Under certain circumstances, issuances of our common stock, sales or other dispositions of our common stock by certain significant stockholders, or certain acquisitions of our common stock could trigger an “ownership change,” and we will have limited control over the timing of any such issuances, sales or other dispositions or acquisitions of our common stock. Additionally, under certain circumstances, issuances, sales or other dispositions or acquisitions of interests in certain significant stockholders could trigger an “ownership change,” and we will have no control over the timing of any such issuances, sales or other dispositions or acquisitions of interests in such entities.

Any future ownership change could result in significant limitations, pursuant to Section 382 of the Internal Revenue Code, on our utilization of NOLs to offset our future taxable income. An ownership change also might prevent full utilization of the deferred tax assets attributable to previously incurred NOLs, which could result in a significant increase in our future tax liability and adversely affect our ability to make payments on the notes. The magnitude of such limitations and their effect on us is difficult to assess and depends in part on our value at the time of any such ownership change and prevailing interest rates.

Although the stockholders agreement dated as of July 7, 2007 among us, certain trusts and foundations formed by or for the benefit of certain members of the Coors family (collectively, the “Coors Family Stockholders”), Clayton, Dubilier & Rice Fund V Limited Partnership (the “CD&R Fund”), Old Town, S.A. (formerly known as EXOR Group, S.A.) (“Old Town”), Field Holdings, Inc. and certain investment funds formed by affiliates of TPG Capital L.P. (collectively, the “TPG Entities”) contains certain restrictions and limitations on the sale of the shares of our common stock owned by such significant stockholders as of the date of the agreement, we have little control over changes in the ownership interests of such significant stockholders.

Our earnings are highly dependent on volumes and contracts with our customers.

Our operations generally have high fixed operating cost components and therefore our earnings are highly dependent on volumes, which tend to fluctuate. These fluctuations make it difficult to predict our results with certainty. In addition, while we have long-term relationships with many of our customers, the underlying contracts may be re-bid or re-negotiated from time to time, and we may not be successful in renewing on favorable terms or at all.

We may not be able to adequately protect our intellectual property and proprietary rights, and we may also have to defend against charges that we infringe or misappropriate the intellectual or proprietary rights of third parties, which in both circumstances could harm our future success and competitive position.

Our future success and competitive position depend in part upon our ability to obtain and maintain protection for certain proprietary carton and packaging machine technologies used in our value-added products, particularly those incorporating the Cap-Sac®, DI-NA-CAL®, Fridge Vendor®, IntegraPaktm, Kitchen Master®, MicroFlex® Q, MicroRite®, Peel Pak®, Quilt Wavetm, Qwik Crisp®, Soni-Lok®, Soni-Seal®, The Yard Master® and Z-Flute® technologies. Failure to protect our existing intellectual property rights may result in the loss of valuable technologies or may require us to license other companies’ intellectual property rights. It is possible that any of the patents owned by us may be invalidated, rendered unenforceable, circumvented, challenged or licensed to others or any of our pending or future patent applications may not be issued within the scope of the claims sought by us, if at all. Further, others may develop technologies that are similar or superior to our technologies, duplicate our technologies or design around our patents, and steps taken by us to protect our technologies may not prevent misappropriation of such technologies. Additionally, we may and from time to time do, have to defend against others who assert that our products and technologies infringe their patents or other proprietary rights. Even if unsuccessful, such charges are often costly and complicated to defend, may divert management’s attention and if any such dispute were to escalate to litigation, may subject us to enhanced damages and cause us to cease marketing the products or technologies that are alleged to infringe such patents or proprietary rights. We may be forced to redesign our products to avoid infringement of such patents which may not be commercially feasible, or acquire a license or rights under such patents or proprietary technology, which may not be available at a competitive price if at all.

We are subject to environmental, health and safety laws and regulations, and costs to comply with such laws and regulations, or any liability or obligation imposed under such laws or regulations, could have a material adverse effect on our financial condition and results of operations.

We are subject to a broad range of foreign, federal, state and local environmental, health and safety laws and regulations, including those governing discharges to air, soil and water, the management, treatment and disposal of regulated materials, the investigation and remediation of contamination resulting from releases of regulated materials, and the health and safety of employees. Non-compliance with these requirements may result in significant fines or penalties, limitations on our operations or claims for remediation costs, as well as alleged personal injury, property or natural resource damages. Environmental requirements change frequently and have become more stringent over time. We cannot currently assess the impact that any future changes in air emission or other standards, climate control initiatives and enforcement practices, or identification of presently unknown conditions will have on our operations and capital expenditure requirements. Environmental liabilities and obligations may result in significant costs, which could negatively impact our financial position, results of operations or cash flows. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Environmental Matters” in our 2010 10-K.

Our working capital, cash flow and profitability could be adversely impacted by the current economic downturn, changes in governmental regulations and the global consolidation of the businesses of our customers.

Reduced availability of credit, lower profitability resulting from economic downturns and increased costs as a result of changes in governmental regulations may adversely affect the ability of some of our customers and suppliers to obtain funds for operations and capital expenditures. This could negatively impact our ability to collect receivables in a timely manner and to obtain raw materials and supplies. In addition, increased global consolidation of our customer base could lead to increased pressure on us to concede to less favorable price and payment terms. Without our ability to counter such customer concessions by obtaining favorable price and payment term concessions from our own suppliers, our working capital, cash flow and profitability could be negatively impacted.

Our operations outside the U.S. are subject to the risks of doing business in foreign countries, including changes in currency exchange rates.

We have several converting plants in six foreign countries and sell our products worldwide. In 2010, before intercompany eliminations, net sales from operations outside of the U.S. represented approximately 10% of our net sales. Our revenues from export sales fluctuate with changes in foreign currency exchange rates. For the fiscal year ended December 31, 2010, approximately 7% of our total assets were denominated in currencies other than the U.S. dollar. We have significant operations in countries that use the British pound sterling, the Australian dollar, the Japanese yen or the euro as their functional currencies. We cannot predict major currency fluctuations. We pursue a currency hedging program in order to limit the impact of foreign currency exchange fluctuations on financial results.

We are also subject to the following significant risks associated with operating in foreign countries:

•	adverse political and economic conditions;

•	compliance with and enforcement of environmental, health and safety and labor laws and other regulations of the foreign countries in which we operate;

•	export compliance;

•	imposition or increase of withholding and other taxes on remittances and other payments by foreign subsidiaries; and

•	imposition or increase of investment and other restrictions by foreign governments.

If any of the above events were to occur, our financial position, results of operations or cash flows could be adversely impacted, possibly materially.

The reduced availability of credit may affect our business or that of our customers.

The credit and securities markets exhibited extreme volatility and disruption beginning in 2008 and continuing in 2010. We have exposure to many companies in the financial services industry, particularly commercial and investment banks who participate in our revolving credit facilities and who are counterparties to our interest rate swaps and natural gas and currency hedges. The failure of these financial institutions, or their inability or unwillingness to fund borrowings under our revolving credit facility or fulfill their obligations under swaps and hedges could have a material adverse effect on our liquidity position and cash flow.

Reduced availability of credit may adversely affect the ability of some of our customers and suppliers to obtain funds for operations and capital expenditures. This could negatively impact our ability to timely collect receivables and to obtain raw materials and supplies.

Work stoppages and other labor relations matters may make it substantially more difficult or expensive for us to manufacture and distribute our products, which could result in decreased sales or increased costs, either of which would negatively impact our financial condition and results of operations.

Approximately 51% of our workforce is represented by labor unions, whose goals and objectives may differ significantly from ours. We may not be able to successfully negotiate new union contracts covering the employees at our various sites without work stoppages or labor difficulties. These events may also occur as a result of other factors. A prolonged disruption at any of our facilities due to work stoppages or labor difficulties could have a material adverse effect on our net sales, margins and cash flows. In addition, if new union contracts contain significant increases in wages or other benefits, our margins would be adversely impacted.

Our pension and postretirement benefit plan obligations are currently underfunded, and we may have to make significant cash payments to some or all of these plans, which would reduce the cash available for our businesses.

We have unfunded obligations under our domestic and foreign pension and postretirement benefit plans. The funded status of our pension plans is dependent upon many factors, including returns on invested assets, the level of certain market interest rates and the discount rate used to determine pension obligations. Unfavorable returns on the plan assets or unfavorable changes in applicable laws or regulations could materially change the timing and amount of required plan funding, which would reduce the cash available for our businesses. In addition, a decrease in the discount rate used to determine pension obligations could result in an increase in the valuation of pension obligations, which could affect the reported funding status of our pension plans and future contributions, as well as the periodic pension cost in subsequent fiscal years.

Under the Employee Retirement Income Security Act of 1974, as amended, or ERISA, the Pension Benefit Guaranty Corporation, or PBGC, has the authority to terminate an underfunded tax-qualified pension plan under limited circumstances. In the event our tax-qualified pension plans are terminated by the PBGC, we could be liable to the PBGC for the underfunded amount.

Risks Related to Our Common Stock

A few significant stockholders may influence or control the direction of our business. If the ownership of our common stock continues to be highly concentrated, it may limit the ability of you and other stockholders to influence significant corporate decisions.

The Coors Family Stockholders, the CD&R Fund and Old Town beneficially own approximately 18.3%, 10.0% and 10.0%, respectively, and the TPG Entities own approximately 38.5% of our common stock, each calculated on a fully diluted basis and prior to giving effect to this offering. As a result, the Coors Family Stockholders, the CD&R Fund, Old Town and the TPG Entities exercise significant influence over matters requiring stockholder approval. Pursuant to our stockholders agreement, the Coors Family Stockholders, the CD&R Fund, Old Town and the TPG Entities have the right to designate for nomination for election, in the aggregate, six members of our board of directors. The interests of the Coors Family Stockholders, the CD&R

Fund, Old Town and the TPG Entities may not be fully aligned with interests of other stockholders and this could lead to a strategy that is not in the interests of other stockholders. The concentrated holdings of the Coors Family Stockholders, the CD&R Fund, Old Town and the TPG Entities and the presence of their designees on our board of directors may delay or deter possible changes in control of the Company, which may reduce the market price of our common stock, or may otherwise result in the Company either taking actions that our other stockholders do not support or failing to take actions that our other stockholders do support.

Our common stock is an equity security and is subordinate to our existing and future indebtedness.

The shares of common stock are equity interests and do not constitute indebtedness. As such, the shares of common stock will rank junior to all of our indebtedness and to other non-equity claims on us and our assets available to satisfy claims on us, including claims in a bankruptcy, liquidation or similar proceeding. Our existing indebtedness restricts, and future indebtedness may restrict, payment of dividends on the common stock.

Unlike indebtedness, where principal and interest customarily are payable on specified due dates, in the case of common stock, (i) dividends are payable only when and if declared by our board of directors or a duly authorized committee of the board and (ii) as a corporation, we are restricted to only making dividend payments and redemption payments out of legally available assets. Further, the common stock places no restrictions on our business or operations or on our ability to incur indebtedness or engage in any transactions, subject only to the voting rights available to stockholders generally.

In addition, any of our rights (including the rights of the holders of our common stock) to participate in the assets of any of our subsidiaries upon any liquidation or reorganization of any subsidiary will be subject to the prior claims of that subsidiary’s creditors (except to the extent we may ourselves be a creditor of that subsidiary), including that subsidiary’s trade creditors and our creditors who have obtained or may obtain guarantees from the subsidiaries. As a result, our common stock will be subordinated to our and our subsidiaries’ obligations and liabilities, including our liabilities under the Credit Agreement and the Indentures.

Our ability to pay any dividends on our common stock may be limited and, consequently, your ability to achieve a return on your investment will depend on appreciation in the price of our common stock.

We have not historically paid any dividends on our common stock. Our current financing arrangements, including our Credit Agreement and Indentures, significantly limit our ability to pay cash dividends on our common stock and any other financing arrangements that we enter into in the future may contain similar restrictions. Even if any financing arrangements to which we are a party permit us to pay cash dividends, any determination to do so will be at the discretion of our board of directors and will be based upon our financial condition, operating results, capital requirements, plans for expansion, business opportunities, restrictions imposed by any of our financing arrangements, provisions of applicable law and any other factors that our board of directors determines are relevant at that point in time.

The market price of our common stock has been and may continue to be volatile, which could cause the value of your investment to decline.

The market price of our common stock has been subject to volatility and, in the future, the market price of our common stock could fluctuate widely in response to numerous factors, many of which are beyond our control. During the period from March 31, 2010 to April 14, 2011, the price per share for our common stock fluctuated from a high of $5.64 per share to a low of $2.85 per share. In addition to factors contemplated by the risk factors discussed in this prospectus supplement, the accompanying prospectus and the other documents incorporated herein and therein by reference, the price and volume volatility of our common stock may be affected by:

•	fluctuations in commodities prices;

•	actual or anticipated variations in our operating results;

•	our earnings releases and financial performance;

•	changes in financial estimates or buy/sell recommendations by securities analysts;

•	our ability to implement business strategies, including productivity improvements and cost reduction plans;

•	our ability to repay our debt;

•	our access to financial and capital markets;

•	the effect of this offering and other sales of substantial amounts of our common stock;

•	our dividend policy;

•	market conditions in our industry and the general state of the securities markets;

•	investor perceptions of us and the industry and markets in which we operate;

•	governmental legislation or regulation;

•	currency and exchange rate fluctuations; and

•	general economic and market conditions, such as recessions.

Future sales of our common stock or the issuance of other equity may adversely affect the market price of our common stock.

Except as described under the heading “Underwriting,” we are not restricted from issuing additional common stock, including securities that are convertible into or exchangeable for, or that represent the right to receive, common stock. As part of this offering, we expect to issue 47,000,000 shares of common stock (or up to 54,050,000 shares of common stock if the underwriters exercise their over-allotment option in full). The issuance of additional shares of our common stock in this offering, or other issuances of our common stock or convertible securities, including options or restricted stock units, or otherwise, will dilute the ownership interest of our common stockholders.

Sales of a substantial number of shares of our common stock or other equity-related securities in the public market could depress the market price of our common stock and impair our ability to raise capital through the sale of additional equity securities. We cannot predict the effect that future sales of our common stock or other equity-related securities would have on the market price of our common stock.

The issuance of shares of preferred stock could adversely affect holders of common stock, which may negatively impact your investment.

Our board of directors is authorized to cause us to issue classes or series of preferred stock without any action on the part of our stockholders. The board of directors also has the power, without stockholder approval, to set the terms of any such classes or series of preferred shares that may be issued, including the designation, preferences, limitations and relative rights over the common stock with respect to dividends or upon the liquidation, dissolution or winding up of our business and other terms. If we issue preferred shares in the future that have a preference over the common stock with respect to the payment of dividends or upon liquidation, dissolution or winding up, or if we issue preferred shares with voting rights that dilute the voting power of the common stock, the rights of holders of the common stock or the market price of the common stock could be adversely affected. As of the date of this prospectus supplement, we have no outstanding shares of preferred stock but we have 100 million authorized but unissued shares of preferred stock available for issuance.

Our certificate of incorporation, by-laws, stockholder rights plan and Delaware law may discourage takeovers and business combinations that our stockholders might consider in their best interests.

Provisions in our certificate of incorporation and by-laws, our stockholder rights plan and provisions of Delaware corporate law, may delay, deter, prevent or render more difficult a takeover attempt which is not approved by our board of directors but which our stockholders might consider in their best interests. These provisions include:

•	authorization of the issuance of preferred stock, the terms of which may be determined at the sole discretion of the board of directors;

•	a classified board of directors with staggered, three-year terms;

•	provisions giving the board of directors sole power to set the number of directors;

•	limitation on the ability of stockholders to remove directors;

•	prohibition on stockholders calling special meetings of stockholders;

•	establishment of advance notice requirements for stockholder proposals and nominations for election to the board of directors at stockholder meetings; and

•	requirement that the holders of at least 75% of outstanding common stock approve the amendment of our by-laws and provisions of our certificate of incorporation governing the classified board and the liability of directors.

These provisions may prevent our stockholders from receiving the benefit from any premium to the market price of our common stock offered by a bidder in a takeover context. Even in the absence of a takeover attempt, the existence of these provisions may adversely affect the prevailing market price of our common stock if they are viewed as discouraging takeover attempts in the future. These provisions may also make it difficult for stockholders to replace or remove our management.

USE OF PROCEEDS

We anticipate that the estimated net proceeds from this offering will be $213.2 million (or $245.2 million if the underwriters exercise their option to purchase additional shares of our common stock in full and we issue all of such shares) after deducting the underwriters’ discount.

We intend to use a portion of the net proceeds of this offering (i) to repurchase, at a per share price equal to the price per share in this offering, less the underwriting discount, from the Grover C. Coors Trust 6,500,000 shares of our common stock held by such stockholder (or 7,475,000 shares if the underwriters exercise their option to purchase additional shares of our common stock in full), (ii) to pay approximately $53.5 million to acquire the assets of Sierra Pacific Packaging, Inc., a producer of folding carton, beverage carrier and corrugated boxes to the consumer packaged goods industry, and (iii) to reduce our indebtedness and for general corporate purposes.

Because affiliates of certain of the underwriters are lenders under the Credit Agreement, such affiliates will receive a portion of the net proceeds of this offering in their capacity as lenders thereunder.

CAPITALIZATION

The following table sets forth our consolidated cash and cash equivalents and capitalization as of December 31, 2010:

•	on an actual basis;

•	on an as adjusted basis giving effect to the issuance of 47,000,000 shares of our common stock in this offering at the public offering price of $4.75 per share, the application of the net proceeds of the offering applied as described in “Use of Proceeds,” after deducting underwriting discounts and commissions and estimated offering expenses, and assuming no exercise of the underwriters’ option to purchase additional shares of our common stock.

You should read this table in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the audited condensed consolidated financial statements and the notes thereto, each incorporated by reference into this prospectus supplement from our Annual Report on Form 10-K for the year ended December 31, 2010.

	As of December 31, 2010
	Actual	As Adjusted
	(In millions)

Cash and cash equivalents	$138.7	$268.9
Debt:
Senior secured revolving credit facility(1)	$—	$—
Senior secured term loan facilities	1,827.6	1,827.6
9.50% senior notes due 2017(2)	423.5	423.5
9.50% senior subordinated notes due 2013	73.3	73.3
7.875% senior notes due 2018(3)	246.0	246.0
Other(4)	8.7	8.7

Total debt	$2,579.1	$2,579.1
Shareholders’ equity	747.0	930.7

Total capitalization	$3,326.1	$3,509.8

(1)	As of December 31, 2010, $36.4 million of standby letters of credit were issued and $363.6 million of additional borrowings were available under our senior secured revolving credit facility.

(2)	$425 million face amount.

(3)	$250 million face amount.

(4)	Other debt includes $6.7 million outstanding under the Company’s international credit facilities and $2.0 million of other indebtedness.

MARKET PRICE FOR COMMON STOCK

Our common stock is traded on the New York Stock Exchange under the symbol “GPK.” The table below sets forth, for the periods indicated the high and low sale prices for our common stock as reported by the New York Stock Exchange.

	High	Low

2011
First Quarter	$5.55	$3.91
Second Quarter (through April 14, 2011)	5.64	4.78
2010
First Quarter	$4.10	$3.00
Second Quarter	3.99	2.85
Third Quarter	3.78	3.02
Fourth Quarter	4.07	3.20
2009
First Quarter	$1.25	$0.58
Second Quarter	2.46	0.82
Third Quarter	2.31	1.55
Fourth Quarter	3.67	2.24

The last reported sale price of our common stock on the NYSE on April 14, 2011 was $4.91 per share. As of March 31, 2011, there were 343,730,747 shares of common stock outstanding and we had approximately 2,000 holders of record of our common stock.

No cash dividends have been paid during the last three years to our common stockholders. We do not intend to pay dividends at this time. Additionally, the Credit Agreement and the Indentures place substantial limitations on our ability to pay cash dividends on our common stock.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information concerning the beneficial ownership of the Company’s common stock by (i) each stockholder that is known by the Company to be the beneficial owner of more than 5% of the Company’s common stock, (ii) each Director, (iii) each named executive officer and (iv) the Directors and executive officers as a group. Unless otherwise noted, such information is provided as of February 28, 2011, and the beneficial owners listed have sole voting and investment power with respect to the number of shares shown. An asterisk in the percent of class column indicates beneficial ownership of less than one percent.

					Shares Beneficially
					Owned
	Shares of				After this Offering if
	Common Stock		Shares Beneficially		Overallotment is
	Beneficially Owned		Owned		Exercised
	Prior to the Offering(1)		After the Offering		in Full
Name	Shares	%	Shares	%	Shares	%

TPG Group Holdings (SBS) Advisors, Inc.(1)	132,158,875	38.5%	132,158,875	34.4%	132,158,875	33.9%
Jeffrey H. Coors(2)(3)	63,346,011	18.3%	56,846,011	14.7%	55,871,011	14.3%
Grover C. Coors Trust(2)	51,211,864	14.9%	44,711,864	11.6%	43,736,864	11.2%
Clayton, Dubilier & Rice Fund V Limited Partnership(4)	34,222,500	10.0%	34,222,500	8.9%	34,222,500	8.8%
Old Town S.A.(5)	34,222,500	10.0%	34,222,500	8.9%	34,222,500	8.8%
Directors and Named Executive Officers:
George V. Bayly	425,371	*	425,371	*	425,371	*
G. Andrea Botta(6)	241,978	*	241,978	*	241,978	*
Kevin R. Burns(12)	28,301	*	28,301	*	28,301	*
Kevin J. Conway(4)	—	*	—	*	—	*
Jeffrey Liaw(12)	126,938	*	126,938	*	126,938	*
Harold R. Logan, Jr.	149,446	*	149,446	*	149,446	*
Michael G. MacDougall(12)	126,938	*	126,938	*	126,938	*
John R. Miller	170,185	*	170,185	*	170,185	*
David W. Scheible(7)	522,580	*	522,580	*	522,580	*
Robert W. Tieken	168,225	*	168,225	*	168,225	*
Lynn A. Wentworth	28,301	*	28,301	*	28,301	*
Daniel J. Blount(8)	356,778	*	356,778	*	356,778	*
Michael P. Doss	113,404	*	113,404	*	113,404	*
Stephen A. Hellrung(9)	567,655	*	567,665	*	567,655	*
Michael R. Schmal(10)	374,929	*	374,929	*	374,929	*
All directors and executive officers as a group (23 persons)(11)	67,079,189	19.4%	60,579,189	15.7%	59,604,189	15.2%

(1)	Includes 24,648,258 shares held by TPG Bluegrass IV — AIV 1, L.P. (“Bluegrass IV — AIV 1”), 41,431,180 shares held by TPG Bluegrass IV — AIV 2, L.P. (“Bluegrass IV — AIV 2”), 23,929,218 shares held by TPG Bluegrass V — AIV 1, L.P. (“Bluegrass V — AIV 1”), 41,843,728 shares held by TPG Bluegrass V — AIV 2, L.P. (“Bluegrass V — AIV 2”), 172,052 held by TPG FOF V — A, L.P. (“FOF V — A”) and 134,439 held by TPG FOF V — B, L.P. (“FOF V — B” and, together with Bluegrass IV — AIV 1, Bluegrass IV — AIV 2, Bluegrass V — AIV 1, Bluegrass V — AIV 2, FOF V — A and FOF V — B, the “TPG Entities”). TPG GenPar IV Advisors, LLC (“GenPar IV Advisors”), a Delaware limited liability company, is the general partner of TPG GenPar IV, L.P., a Delaware limited partnership, which in turn is the sole general partner of each of Bluegrass IV — AIV 1 and Bluegrass IV — AIV 2. TPG GenPar V Advisors, LLC (“GenPar V Advisors”), a Delaware limited liability company, is the general partner of TPG GenPar V, L.P., a Delaware limited partnership, which in turn is the sole general partner of each of Bluegrass V — AIV 1, Bluegrass V — AIV 2, FOF V — A and FOF V— B. The sole member of each of GenPar IV Advisors and GenPar V Advisors is TPG Holdings I, L.P., a Delaware limited partnership, whose general partner is TPG Holdings I-A, LLC, a Delaware limited liability company, whose sole member is TPG Group Holdings (SBS), L.P., a Delaware limited partnership, whose general partner is TPG Group Holdings (SBS) Advisors, Inc. David Bonderman and James G. Coulter are directors, officers and sole shareholders of TPG Group Holdings (SBS) Advisors, Inc. (“TPG Group Advisors”) and may therefore be deemed to be the beneficial owners of the shares held by the TPG Entities. The address for each of TPG Group Advisors and Messrs. Bonderman and Coulter is c/o TPG Capital, L.P., 301 Commerce Street, Suite 3300, Fort Worth, TX 76102.

(2)	Pursuant to the stockholders agreement, certain family trusts that are parties thereto, including the Grover C. Coors Trust, and the Adolph Coors Foundation have designated and appointed Jeffrey H. Coors as their attorney-in-fact to perform all obligations under the stockholders agreement, including but not limited to, voting obligations with respect to the election of directors. The parties to the Stockholder Agreement retain voting power with regard to all other matters and sole dispositive power over such shares. The business address for Jeffrey H. Coors is Graphic Packaging Holding Company, 814 Livingston Court, Marietta, Georgia 30067. The family trusts and foundation are listed below, as well as the number of shares beneficially owned by each such entity. The Grover C. Coors Trust may be deemed a statutory underwriter of the shares offered pursuant to this prospectus supplement.

Adolph Coors Jr. Trust	2,800,000
Augusta Coors Collbran Trust.	1,015,350
Bertha Coors Munroe Trust	1,140,490
Grover C. Coors Trust	51,211,864
Herman F. Coors Trust	1,435,000
Louise Coors Porter Trust.	920,220
May Kistler Coors Trust	1,726,652
Adolph Coors Foundation	503,774

Total	60,753,350

(3)	The amount shown includes (i) 53,429 shares held in joint tenancy with Mr. Coors’ wife, (ii) 140,848 shares held in an individual retirement account, (iii) 250 shares held by our Payroll Stock Ownership Plan, (iv) 30,000 shares held by Mr. Coors’ wife and (v) an aggregate of 60,753,350 shares attributable to Mr. Coors solely by virtue of the stockholders agreement. The amount shown also includes 1,603,489 shares subject to stock options exercisable within 60 days and 31,528 RSUs that are fully vested but not yet payable.

(4)	Associates V is the general partner of the CD&R Fund and has the power to direct the CD&R Fund as to the voting and disposition of its shares of the Company’s common stock. Associates II is the managing general partner of Associates V and has the power to direct Associates V as to its direction of the CD&R Fund’s voting and disposition of shares. Associates II is controlled by a board of directors consisting of B. Charles Ames, Michael G. Babiarz, Kevin J. Conway, Donald J. Gogel, Ned C. Lautenbach, David A. Novak, Huw Phillips, Roberto Quarta, Joseph L. Rice, III, Christian Rochat, Richard J. Schnall, Nathan Sleeper, George W. Tamke and David H. Wasserman, and its officers are Messrs. Conway, Gogel and Rice, along with Theresa A. Gore. The officers of Associates II are authorized and empowered, subject to the board of directors approval in certain circumstances, to act on behalf of Associates II and may be deemed to share beneficial ownership of the shares of Graphic common stock owned by the CD&R Fund. Each of Associates V, Associates II and the other persons named above expressly disclaims beneficial ownership of the shares owned by the CD&R Fund. The business address for each of the CD&R Fund, Associates V, Associates II and each of the other persons named above is 1403 Foulk Road, Suite 106, Wilmington, Delaware 19803. Mr. Conway disclaims beneficial ownership of the shares held by the CD&R Fund.

(5)	Giovanni Agnellie C.S.a.p.az., an Italian company, is the beneficial owner of essentially all of the equity interests of Old Town, S.A. (successor in interest to EXOR Group S.A.). The business address for Giovanni Agnellie C.S.a.p.az.’s principal business and principal office is via del Carmine 10, presso Simon fiduciaria S.p.a., 10122 Turin, Italy. Giovanni Agnellie C.S.a.p.az. is deemed to be controlled by its general partners, Messrs. Tiberto Brandolini d’Adda, Gianluigi Gabetti, John Philip Elkann, Alessandro Giovanni Nasi and Gianluca Ferrero. The business address of Old Town S.A. is 22-24, Boulevard Royal, L-2449 Luxembourg.

(6)	The amount shown includes 149,203 shares of phantom stock that are fully vested but not payable until Mr. Botta’s retirement as a director of the Company.

(7)	The amount shown includes 4,253 stock units held in the Company’s 401(k) savings plan and 163,710 shares subject to stock options exercisable within 60 days.

(8)	The amount shown includes 74,879 shares subject to stock options exercisable within 60 days.

(9)	The amount shown includes 400,000 shares subject to stock options exercisable within 60 days.

(10)	The amount shown includes 80,613 shares subject to stock options exercisable within 60 days.

(11)	The amount shown includes 2,383,787 shares subject to stock options that are exercisable within 60 days and 180,731 RSUs and shares of phantom stock that are fully vested but not yet payable.

(12)	Kevin R. Burns and Michael G. MacDougall are partners of and Jeffrey Liaw is a principal of TPG Capital, L.P., an affiliate of TPG Group Advisors. Messrs. Burns, Liaw and MacDougall do not have voting or investment power over, and disclaim beneficial ownership of the shares of beneficially owned by TPG Group Advisors. The address for Messrs. Burns, Liaw and MacDougall is c/o TPG Capital, L.P., 301 Commerce Street, Suite 3300, Fort Worth, TX 76102.

CERTAIN U.S. FEDERAL INCOME AND ESTATE TAX CONSEQUENCES TO
NON-U.S. HOLDERS OF COMMON STOCK

The following is a general discussion of certain U.S. federal income and estate tax consequences of the ownership and disposition of our common stock that may be relevant to you if you are a non-U.S. holder (as defined below) that acquires our common stock pursuant to this offering. This discussion is limited to non-U.S. holders who hold our common stock as capital assets within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended, which we refer to as the Internal Revenue Code.

This discussion does not address all aspects of U.S. federal income and estate taxation that may be relevant to you in light of your particular circumstances, and does not address any foreign, state, or local tax consequences or other U.S. federal tax consequences (such as gift tax consequences). Furthermore, this discussion does not consider all U.S. federal income tax consequences that may be relevant to a particular non-U.S. holder in light of the holder’s specific facts and circumstances or to non-U.S. holders subject to special rules under the U.S. federal income tax laws, including banks, insurance companies, financial institutions, partnerships or other pass-through entities (or investors therein), holders of 10-percent or more of our common stock, U.S. expatriates, dealers and traders in securities, or persons that hold our common stock as part of a straddle, hedge, or conversion transaction. This discussion is based on provisions of the Internal Revenue Code, Treasury regulations, and administrative and judicial interpretations as of the date of this prospectus supplement. All of these are subject to change, possibly with retroactive effect, or different interpretations, which may result in tax consequences different from those discussed below. If you are considering buying our common stock, you should consult your own tax advisor about current and possible future U.S. federal income and estate tax consequences of owning and disposing of our common stock in your particular situation, as well as tax consequences arising under any state, local or foreign tax laws, any other U.S. federal tax laws, and any applicable tax treaty.

A “non-U.S. holder” is a beneficial owner of our common stock that is any of the following for U.S. federal income tax purposes:

•	a nonresident alien individual within the meaning of Section 7701(b) of the Internal Revenue Code;

•	a foreign corporation within the meaning of Section 7701(a) of the Internal Revenue Code or any foreign entity taxable as a foreign corporation under U.S. federal income tax law; or

•	a foreign estate or trust within the meaning of Section 7701(a) of the Internal Revenue Code.

A modified definition of non-U.S. holder applies for U.S. federal estate tax purposes (as discussed below).

If an entity treated as a partnership for U.S. federal income tax purposes holds shares of our common stock, the tax treatment of a partner generally will depend on the status of the partner and upon the activities of the partnership. Partnerships and their partners should consult their own tax advisors as to the tax consequences to them of the ownership and disposition of our common stock.

Distributions on our Common Stock

If distributions are paid on shares of our common stock, these distributions generally will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles, and then will constitute a return of capital that is applied against and reduces your tax basis in our common stock to the extent the distributions exceed those earnings and profits. Distributions in excess of our current and accumulated earnings and profits and your tax basis in our common stock (determined on a share by share basis) will be treated as a gain from the sale or exchange of our common stock, the treatment of which is discussed below. Dividends paid to a non-U.S. holder that are not effectively connected with the conduct of a U.S. trade or business of the non-U.S. holder will be subject to U.S. federal withholding tax at a 30-percent rate or, if an income tax treaty applies and certain certification requirements are satisfied (as described below), a lower rate specified by the treaty. Non-U.S. holders should consult their own tax advisors regarding their entitlement to benefits under a relevant tax treaty.

The U.S. federal withholding tax generally is imposed on the gross amount of a distribution, regardless of whether we have sufficient earnings and profits to cause the distribution to be a dividend for U.S. federal income tax purposes.

A non-U.S. holder eligible for a reduced rate of U.S. federal withholding tax under a tax treaty may establish entitlement to the benefit of a reduced rate of withholding under such tax treaty by timely filing a properly completed Internal Revenue Service (“IRS”) Form W-8BEN (or a successor form) with us prior to the payment of a dividend. A non-U.S. holder eligible for a reduced rate of U.S. federal withholding tax under a tax treaty may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for a refund together with the required information with the IRS.

Dividends paid on our common stock that are effectively connected with a non-U.S. holder’s conduct of a trade or business within the United States are exempt from U.S. federal withholding tax if the non-U.S. holder timely furnishes to us or the applicable withholding agent a properly completed IRS Form W-8ECI (or successor form) containing the non-U.S. holder’s taxpayer identification number. However, dividends exempt from U.S. federal withholding tax because they are “effectively connected” are subject to U.S. federal income tax on a net income basis at the regular graduated U.S. federal income tax rates in the same manner as if the holder were a resident of the United States (unless an applicable income tax treaty provides otherwise). In addition, if the non-U.S. holder is a foreign corporation, any effectively connected earnings and profits may, under certain circumstances, be subject to an additional “branch profits tax” at a 30-percent rate or a lower rate if specified by an applicable tax treaty.

Gain on Disposition of our Common Stock

A non-U.S. holder generally will not be subject to U.S. federal income tax or withholding tax with respect to gain recognized on a sale or other disposition of our common stock unless one of the following applies:

•	The gain is effectively connected with a non-U.S. holder’s conduct of a trade or business within the United States. In such a case, unless an applicable tax treaty provides otherwise, the non-U.S. holder generally will be taxed on its net gain derived from the sale at regular graduated U.S. federal income tax rates in the same manner as if the holder were a resident of the United States, and in the case of a foreign corporation, may also be subject to a 30% branch profits tax as described in the “Distributions on our Common Stock” section above.

•	A non-U.S. holder who is an individual is present in the United States for 183 or more days in the taxable year of the sale or other disposition, and certain other conditions are met. In such a case, the non-U.S. holder will be subject to U.S. federal income tax at a flat 30-percent rate on the gain derived from the sale (or at a lower rate specified by an applicable tax treaty), which may be offset by certain U.S. capital losses realized in the taxable year of the sale or other disposition.

•	At any time during the shorter of the 5-year period ending on the date of the sale or other disposition of our stock or the period that the non-U.S. holder held our common stock, our company is classified as a “United States Real Property Holding Corporation” and, if our common stock is treated as “regularly traded on an established securities market,” only if the non-U.S. holder owns or is treated as owning more than 5-percent of our common stock at any time within such period. A United States Real Property Holding Corporation is generally defined as a corporation the fair market value of whose real property interests equals or exceeds 50-percent of the total fair market value of (i) its U.S. real property interests, (ii) its interests in real property located outside the United States, and (iii) any other of its assets used or held for use in a trade or business. In such a case, any taxable gain generally will be taxed in the same manner as gain that is effectively connected with the conduct of a U.S. trade or business, except that the branch profits tax will not apply. We believe that we are not and do not currently anticipate becoming a United States Real Property Holding Corporation for U.S. federal income tax purposes.

Information Reporting and Backup Withholding Tax

We must report annually to the IRS and to each non-U.S. holder the amount of dividends on our common stock paid to that holder and the tax, if any, withheld with respect to those dividends. These information reporting requirements apply even if withholding was not required. Pursuant to an applicable tax treaty or other agreement, copies of the information returns reporting those dividends and withholding may also be made available to the tax authorities in the country in which the non-U.S. holder resides.

Backup withholding (currently at a rate of 28-percent and scheduled to increase to 31% in 2013) generally will not apply to payments of dividends on common stock provided the non-U.S. holder furnishes to us or the applicable withholding agent the required certification of its non-U.S. status (generally a IRS Form W-8BEN or IRS Form W-8ECI) or otherwise establishes an exemption.

Payment of the proceeds of a sale or other disposition of our common stock by or through a U.S. office of a broker generally is subject to both information reporting and backup withholding unless the non-U.S. holder certifies to the payor in the manner required as to its non-U.S. status under penalties of perjury (such as by providing a IRS Form W-8BEN) or otherwise establishes an exemption. As a general matter, information reporting and backup withholding will not apply to a payment of the proceeds of a sale or other disposition of our common stock by or through a non-U.S. office of a broker. However, information reporting requirements, but not backup withholding, generally will apply to payment of the proceeds of a sale or the disposition of our common stock by or through a non-U.S. office of a broker if that broker is:

•	a U.S. person,

•	a foreign person that derives 50-percent or more of its gross income for specified periods from the conduct of a trade or business in the United States,

•	a “controlled foreign corporation” as defined in the Internal Revenue Code, or

•	a foreign partnership that at any time during its tax year either (1) has one or more U.S. persons that, in the aggregate, own more than 50-percent of the income or capital interests in the partnership or (2) is engaged in the conduct of a trade or business in the United States.

Information reporting requirements will not apply to the payment of the proceeds of a sale or other disposition of our common stock if the broker receives a statement from the owner, signed under penalty of perjury, certifying such owner’s non-U.S. status or an exemption is otherwise established (generally, such certification is made on IRS Form W-8BEN). Non-U.S. holders should consult their own tax advisors regarding the application of the information reporting and backup withholding rules to them.

Amounts withheld under the backup withholding rules do not constitute an additional U.S. federal income tax. Rather, any amounts withheld under the backup withholding rules will be refunded or allowed as a credit against the holder’s U.S. federal income tax liability, if any, provided the required information and appropriate claim for refund is timely filed with the IRS.

Recently-Enacted Federal Tax Legislation

On March 18, 2010, President Obama signed the “Hiring Incentives to Restore Employment (HIRE) Act,” or the HIRE Act. The HIRE Act includes a revised version of the “Foreign Account Tax Compliance Act of 2009” or the FATCA Bill.

Under the HIRE Act, foreign financial institutions (which include hedge funds, private equity funds, mutual funds, securitization vehicles, and any other investment vehicles regardless of their size) must comply with new information reporting rules with respect to their U.S. account holders and investors (which would include certain equity and debt holders of such institutions, as well as certain account holders and investors in foreign entities with U.S. owners) or confront a new withholding tax on U.S.-source payments made to them

(including payments made to them as an intermediary). A foreign financial institution or other foreign entity that does not comply with the HIRE Act’s reporting requirements generally will be subject to a new 30-percent withholding tax with respect to any “withholdable payments” made after December 31, 2012. For this purpose, “withholdable payments” are U.S.-source payments otherwise subject to nonresident withholding tax (including dividends paid on our common stock) and also include the entire gross proceeds from the sale of any equity or debt instruments of U.S. issuers (including the gross proceeds from the disposition of our common stock). The new HIRE Act’s withholding tax will apply regardless of whether the payment would otherwise be exempt from U.S. nonresident withholding tax (e.g., under the portfolio interest exemption or as capital gain). The U.S. Treasury is authorized to provide rules for implementing the HIRE Act’s withholding regime with the existing nonresident withholding tax rules. The HIRE Act also imposes new information reporting requirements and increases related penalties for U.S. persons.

Absent any applicable exception, this legislation also generally will impose a withholding tax of 30-percent on dividend income from our common stock paid to a foreign entity that is not a foreign financial institution (including payments made on behalf of certain other foreign entities) unless such entity provides the withholding agent with a certification identifying the substantial U.S. owners of the entity, which generally includes any United States persons who directly or indirectly own more than 10-percent of the entity.

Withholding under the HIRE Act will not apply to withholdable payments made directly to foreign governments, international organizations, foreign central banks of issue, and individuals, and the U.S. Treasury is authorized to provide additional exceptions.

As noted above, the new HIRE Act’s withholding and information reporting requirements generally will apply to withholdable payments made after December 31, 2012. You are urged to consult with your tax advisors regarding these new provisions.

U.S. Federal Estate Tax

Common stock owned or treated as owned by an individual who is not a citizen or resident, as defined for U.S. federal estate tax purposes, of the United States at the time of death will be included in that individual’s gross estate for U.S. federal estate tax purposes and may be subject to U.S. federal estate tax, unless an applicable estate tax treaty provides otherwise.

The foregoing discussion is a summary of certain U.S. federal income and estate tax consequences of the ownership and disposition of our common stock by non-U.S. holders. You are urged to consult your own tax advisor with respect to the particular tax consequences to you of the ownership and disposition of our common stock, including the effect of any state, local, foreign, or other U.S. federal tax laws.

UNDERWRITING

The underwriters named below and the Company have entered into an underwriting agreement with respect to the shares of common stock being offered. Subject to certain conditions, each underwriter has severally agreed to purchase the number of shares of common stock indicated in the following table. Goldman, Sachs & Co. and Merrill Lynch, Pierce, Fenner & Smith Incorporated are the representatives of the underwriters.

Number of Shares of
Underwriters	Common Stock

Goldman, Sachs & Co.	11,750,000
Merrill Lynch, Pierce, Fenner & Smith Incorporated	11,750,000
J.P. Morgan Securities LLC	9,400,000
Deutsche Bank Securities Inc.	7,050,000
Oppenheimer & Co., Inc.	3,525,000
Robert W. Baird & Co. Incorporated	3,525,000

Total	47,000,000

The underwriters are committed to take and pay for all of the shares of common stock being offered, if any are taken, other than the shares of common stock covered by the option described below unless and until this option is exercised.

If the underwriters sell more shares of common stock than the total number set forth in the table above, the underwriters have an option to buy up to an additional 7,050,000 shares of common stock from the Company. The underwriters may exercise that option for 30 days. If any shares of common stock are purchased pursuant to this option, the underwriters will severally purchase shares in approximately the same proportion as set forth in the table above.

The following tables show the per share and total underwriting discounts and commissions to be paid to the underwriters by the Company. Such amounts are shown assuming both no exercise and full exercise of the underwriters’ option to purchase 7,050,000 additional shares of common stock.

Paid by the Company

	No Exercise	Full Exercise

Per Share	$0.21375	$0.21375
Total	$10,046,250	$11,553,188

Shares of common stock sold by the underwriters to the public will initially be offered at the initial public offering price set forth on the cover of this prospectus supplement. Any shares of common stock sold by the underwriters to securities dealers may be sold at a discount of up to $0.12825 per share from the initial public offering price. If all the shares of common stock are not sold at the initial public offering price, the representatives may change the offering price and the other selling terms. The offering of the shares of common stock by the underwriters is subject to receipt and acceptance and subject to the underwriters’ right to reject any order in whole or in part.

The Company has agreed that they will not offer, sell, contract to sell, pledge, grant any option to purchase, make any short sale or otherwise dispose of, directly or indirectly, or, with respect to the Company, file with the SEC a registration statement relating to, any of our securities that are substantially similar to the shares, including but not limited to any options or warrants to purchase shares of common stock or any securities that are convertible into or exchangeable for, or that represent the right to receive, common stock or any such substantially similar securities without the prior written consent of Goldman, Sachs & Co. and Merrill Lynch, Pierce, Fenner & Smith Incorporated for a period of 90 days after the date of this prospectus supplement. Our officers and directors and other insiders of the Company have agreed to substantially similar restrictions, subject to certain exceptions.

In connection with this offering, the underwriters may purchase and sell shares of common stock in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of shares than they are required to purchase in this offering. “Covered” short sales are sales made in an amount not greater than the underwriters’ option to purchase additional shares of common stock from the Company in this offering. The underwriters may close out any covered short position by either exercising their option to purchase additional shares of common stock or purchasing shares of common stock in the open market. In determining the source of shares of common stock to close out the covered short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase additional shares of common stock pursuant to the option granted to them. “Naked” short sales are any sales in excess of such option. The underwriters must close out any naked short position by purchasing shares of common stock in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the shares of common stock in the open market after pricing that could adversely affect investors who purchase in this offering. Stabilizing transactions consist of various bids for or purchases of shares of common stock made by the underwriters in the open market prior to the completion of the offering.

The underwriters may also impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the underwriters’ representatives have repurchased shares sold by or for the account of such underwriter in stabilizing or short covering transactions.

Purchases to cover a short position and stabilizing transactions, as well as other purchases by the underwriters for their own accounts, may have the effect of preventing or retarding a decline in the market price of the Company’s common stock, and together with the imposition of the penalty bid, may stabilize, maintain or otherwise affect the market price of the common stock. As a result, the price of the common stock may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued at any time. These transactions may be effected on the NYSE, in the over-the-counter market or otherwise.

The Company estimates that its portion of the total expenses of the offering, excluding underwriting discounts and commissions, will be approximately $500,000.

The Company has agreed to indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act.

The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. Certain of the underwriters and their respective affiliates have, from time to time, performed, and may in the future perform, various financial advisory and investment banking services for the issuer, for which they received or will receive customary fees and expenses.

In the ordinary course of the underwriters’ and their respective affiliates’ various business activities, the underwriters and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers, and such investment and securities activities may involve securities and/or instruments of the Company. The underwriters and their respective affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments. Certain of the underwriters and/or their affiliates are lenders and/or agents under our Credit Agreement and, accordingly, such affiliates that are lenders under our Credit Agreement will receive a portion of the net proceeds from this offering.

European Economic Area

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a Relevant Member State), each underwriter has represented and agreed that with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the Relevant Implementation Date) it has not made and will not make an offer of shares of common stock which are the subject of the offering contemplated by this Prospectus to the public in that Relevant Member State other than:

(a) to any legal entity which is a qualified investor as defined in the Prospectus Directive;

(b) to fewer than 100 or, if the Relevant Member State has implemented the relevant provision of the 2010 PD Amending Directive, 150, natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the relevant Dealer or Dealers nominated by the Issuer for any such offer; or

(c) in any other circumstances falling within Article 3(2) of the Prospectus Directive,

provided that no such offer of shares of common stock shall require the Company or any underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression an offer of shares to the public in relation to any shares of common stock in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the shares of common stock to be offered so as to enable an investor to decide to purchase shares of common stock, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State, the expression Prospectus Directive means Directive 2003/71/EC (and amendments thereto, including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member State), and includes any relevant implementing measure in the Relevant Member State and the expression 2010 PD Amending Directive means Directive 2010/73/EU.

United Kingdom

Each underwriter has represented and agreed that:

(a) it is a person whose ordinary activities involve it in acquiring, holding, managing or disposing of investments (as principal or agent) for the purposes of its business and it has not offered or sold and will not offer or sell the shares of common stock other than to persons whose ordinary activities involve them in acquiring, holding, managing or disposing of investments (as principal or as agent) for the purposes of their businesses or who it is reasonable to expect will acquire, hold, manage or dispose of investments (as principal or agent) for the purposes of their businesses where the issue of the shares of common stock would otherwise constitute a contravention of Section 19 of the FSMA by the Company;

(b) it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the FSMA) received by it in connection with the issue or sale of the shares of common stock in circumstances in which Section 21(1) of the FSMA does not apply to the Company; and

(c) it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the shares in, from or otherwise involving the United Kingdom.

Hong Kong

The shares of common stock may not be offered or sold by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), or (ii) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap.571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies

Ordinance (Cap.32, Laws of Hong Kong), and no advertisement, invitation or document relating to the shares of common stock may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to shares of common stock which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

Singapore

This prospectus supplement and the accompanying prospectus have not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus supplement, the accompanying prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the shares of common stock may not be circulated or distributed, nor may the shares of common stock be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the shares of common stock are subscribed or purchased under Section 275 by a relevant person which is: (a) a corporation (which is not an accredited investor) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an accredited investor, shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interest in that trust shall not be transferable for 6 months after that corporation or that trust has acquired the shares under Section 275 except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA; (2) where no consideration is given for the transfer; or (3) by operation of law.

Japan

The shares of common stock have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (the Financial Instruments and Exchange Law) and each underwriter has agreed that it will not offer or sell any shares of common stock, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Law and any other applicable laws, regulations and ministerial guidelines of Japan.

LEGAL MATTERS

The validity of the issuance of the shares of common stock offered and sold in this offering will be passed upon for us by Alston & Bird LLP. Certain legal matters will be passed upon for the underwriters by Cahill Gordon & Reindel llp.

EXPERTS

The consolidated financial statements of the Company at December 31, 2010 and 2009 and for the years then ended, incorporated by reference from the Company’s Annual Report on Form 10-K for the year ended December 31, 2010 have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC under the Exchange Act. You may read and copy any reports, statements or other information on file at the SEC’s public reference facility located at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information regarding its public facilities. Our SEC filings are available to the public from commercial document retrieval services and also available at the Internet website maintained by the SEC at http://www.sec.gov. You may also retrieve our SEC filings at our Internet website at www.graphicpkg.com. The information contained on our website is not a part of this prospectus supplement.

We are “incorporating by reference” information into this prospectus supplement. This means that we are disclosing important information by referring to another document separately filed with the SEC. This information incorporated by reference is deemed to be part of this prospectus supplement, except for any information superseded by information in this prospectus supplement. This prospectus supplement incorporates by reference the documents set forth below that we have previously filed with the SEC. These documents contain important information about us.

•	Annual Report on Form 10-K for the year ended December 31, 2010, filed on March 8, 2011;

•	Proxy Statement on Schedule 14A for the 2011 Annual Meeting of Stockholders; and

•	Current Report on Form 8-K filed on April 11, 2011.

We also incorporate by reference into this prospectus supplement any future filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (other than those made pursuant to Item 2.02 or Item 7.01 of Form 8-K or any other information “furnished” to the SEC, unless specifically stated otherwise) after the date of this prospectus supplement and before the end of the offering of the securities pursuant to this prospectus supplement or the offering is otherwise terminated.

We encourage you to read our periodic and current reports, as they provide additional information about us that prudent investors find important. You may request a copy of these filings without charge by writing to or by telephoning us at the following address:

Graphic Packaging Holding Company
814 Livingston Court
Marietta, GA 30067
(770) 644-3000
Attention: Investor Relations Department

GRAPHIC PACKAGING HOLDING COMPANY
Common Stock, Preferred Stock, Debt Securities, Guarantees of Debt Securities,
Depositary Shares, Warrants, Purchase Contracts and Units

GRAPHIC PACKAGING INTERNATIONAL, INC.
Debt Securities Guaranteed by Graphic Packaging Holding Company and Guarantees of Debt Securities

We may offer, issue and sell from time to time, together or separately, up to $500,000,000 of the securities in one or more offerings.

Graphic Packaging Holding Company

Graphic Packaging Holding Company may offer and sell the following securities:

•	common stock;

•	preferred stock;

•	debt securities;

•	guarantees of debt securities;

•	depositary shares;

•	warrants to purchase common stock, preferred stock or debt securities;

•	purchase contracts; or

•	units.

Graphic Packaging International, Inc.

Graphic Packaging International, Inc. may offer and sell the following securities:

•	debt securities guaranteed by Graphic Packaging Holding Company; or

•	guarantees of debt securities.

This prospectus describes some of the general terms that may apply to these securities. The specific terms of any securities to be offered will be described in a supplement to this prospectus. The prospectus supplement may also add, update or change information contained in this prospectus. You should read this prospectus and the applicable prospectus supplement carefully before you make your investment decision. This prospectus may not be used to sell securities unless accompanied by a prospectus supplement.

We may offer and sell these securities to or through one or more underwriters, dealers and agents, or directly to purchasers, on a continuous or delayed basis. The supplements to this prospectus will describe the terms of any offering of these securities, including any underwriting arrangements. See “Plan of Distribution.”

Our common stock is listed on the New York Stock Exchange under the trading symbol “GPK.” Each prospectus supplement will indicate if the securities offered thereby will be listed on any securities exchange.

You should carefully read and consider the risk factors included in our periodic reports and other information that we file with the Securities and Exchange Commission before your invest in our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is July 1, 2010.

We include cross references to captions elsewhere in this prospectus where you can find related additional information. The following table of contents tells you where to find these captions.

In this prospectus, except as otherwise indicated, the terms “Company,” “we,” “us” or “our” mean Graphic Packaging Holding Company and all entities included in our consolidated financial statements. “GPHC” refers to Graphic Packaging Holding Company, “GPC” refers to Graphic Packaging Corporation, and “GPII” refers to Graphic Packaging International, Inc.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form S-3 that we filed with the Securities and Exchange Commission, or the “SEC,” using a “shelf” registration process. Under this shelf registration process, we may, from time to time, sell any combination of the securities described in this prospectus up to a maximum aggregate offering of $500,000,000. This prospectus provides you with a general description of those securities. Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering, including the specific amounts, prices and terms of the securities offered. The prospectus supplement may also add, update or change information contained in this prospectus. If there is any inconsistency between the information in this prospectus and any prospectus supplement, you should rely on the information in the prospectus supplement. You should read this prospectus and the applicable prospectus supplement together with the additional information described under the heading “Where You Can Find More Information.”

WHERE YOU CAN FIND MORE INFORMATION

You may obtain from the SEC, through the SEC’s website or at the SEC’s offices mentioned in the following paragraph, a copy of the registration statement, including exhibits, that we have filed with the SEC to register the securities offered under this prospectus. This prospectus is part of the registration statement and does not contain all the information in the registration statement on Form S-3. You will find additional information about us in the registration statement. Any statement made in this prospectus concerning a contract or other document of ours is not necessarily complete, and you should read the documents that are filed as exhibits to the registration statement or otherwise filed with the SEC for a more complete understanding of the document or matter. Each such statement is qualified in all respects by reference to the document to which it refers.

We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC’s website at www.sec.gov and on our corporate website at www.graphicpkg.com. Information on our website does not constitute part of this prospectus. You may inspect without charge any documents filed by us at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You may obtain copies of all or any part of these materials from the SEC upon the payment of certain fees prescribed by the SEC. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room.

We “incorporate by reference” into this prospectus documents we file with the SEC, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus. Some information contained in this prospectus updates the information incorporated by reference, and information that we file subsequently with the SEC will automatically update this prospectus. In other words, in the case of a conflict or inconsistency between information set forth in this prospectus and information that we file later and incorporate by reference into this prospectus, you should rely on the information contained in the document that was filed later.

We incorporate by reference into this prospectus the documents listed below and any filings we make with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934, as amended, or the “Exchange Act,” after the initial filing of the registration statement that contains this prospectus and prior to the time that all the securities offered by this prospectus have been issued as described in this prospectus (other than, in each case, documents or information deemed to have been “furnished” and not “filed” in accordance with SEC rules):

•	our Annual Report on Form 10-K for the year ended December 31, 2009 (filed on February 23, 2010);

•	our Quarterly Report on Form 10-Q for the quarter ended March 31, 2010 (filed on May 6, 2010);

•	our Current Reports on Form 8-K filed on January 22, 2010 and May 24, 2010; and

•	the description of our common stock set forth in our Registration Statement on Form 8-A filed pursuant to Section 12 of the Exchange Act on March 10, 2008 and any amendment or report filed for the purpose of updating that description.

You may request a copy of the registration statement, the above filings and any future filings that are incorporated by reference into this prospectus, other than an exhibit to a filing unless that exhibit is specifically incorporated by reference into that filing, at no cost, by writing or calling us at the following address: Office of the Secretary, Graphic Packaging Holding Company, 814 Livingston Court, Marietta, Georgia 30067; telephone: (770) 644-3000.

You should rely only on the information contained or incorporated by reference in this prospectus, any accompanying prospectus supplement or any free writing prospectus filed by us with the SEC and any information about the terms of securities offered conveyed to you by us, our underwriters or agents. We have not authorized anyone else to provide you with additional or different information. These securities are only being offered in jurisdictions where the offer is permitted. You should not assume that the information contained in this prospectus, any accompanying prospectus supplement or any free writing prospectus is accurate as of any date other than their respective dates.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

Certain statements regarding our expectations, including, but not limited to, statements regarding the effect of deflation of certain input costs, price increases for coated paperboard and cartons, cost savings from the Company’s continuous improvement programs, capital investment, depreciation and amortization, interest expense, debt reduction and pension plan contributions in this prospectus constitute “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. Such statements are based on currently available operating, financial and competitive information and are subject to various risks and uncertainties that could cause actual results to differ materially from the Company’s historical experience and present expectations. These risks and uncertainties include, but are not limited to, the Company’s substantial amount of debt, inflation of and volatility in raw material and energy costs, continuing pressure for lower cost products, the Company’s ability to implement its business strategies, including productivity initiatives and cost reduction plans, currency movements and other risks of conducting business internationally, and the impact of regulatory and litigation matters, including those that could limit the Company’s ability to utilize its net operating losses to offset taxable income and those that impact the Company’s ability to protect and use its intellectual property. Undue reliance should not be placed on such forward-looking statements, as such statements speak only as of the date on which they are made and the Company undertakes no obligation to update such statements. Additional information regarding these and other risks is contained in the Company’s annual report on Form 10-K for the fiscal year ended December 31, 2009 and other reports subsequently filed with the SEC.

OUR COMPANY

We are a leading provider of packaging solutions for a wide variety of products to food, beverage and other consumer products companies. Additionally, we are the largest U.S. producer of folding cartons and hold leading market positions in coated unbleached kraft paperboard, coated-recycled boxboard and multi-wall bags. Our customers include some of the most widely recognized companies in the world. We strive to provide our customers with packaging solutions designed to deliver marketing and performance benefits at a competitive cost by capitalizing on our low-cost paperboard mills and converting plants, proprietary carton and packaging designs and commitment to customer service. We have approximately 13,100 employees.

On March 10, 2008, the business of GPC was combined with the business of Altivity Packaging, LLC (“Altivity”). Altivity was the largest privately-held producer of folding cartons and a market leader in all of its major businesses, including coated-recycled boxboard, multi-wall bag and specialty packaging. The combination brought together two of the most innovative, value-added paperboard packaging companies in the global packaging market with expanded product offerings, market reach and technology capabilities. As part of the integration with Altivity, we have achieved cost synergies and operating efficiencies sooner than expected. We have already implemented steps that we believe will result in at least $100 million in annual synergies. We believe further opportunities exist to optimize our manufacturing operations.

As a result of the combination with Altivity (the “Altivity Transaction”), our business segments were revised. We report our results in three business segments: paperboard packaging, multi-wall bag and specialty packaging. For a more detailed description, see “Business” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included in our annual report on Form 10-K for the fiscal year ended December 31, 2009 and our quarterly report on Form 10-Q for the quarter ended March 31, 2010.

USE OF PROCEEDS

Except as may be otherwise set forth in the applicable prospectus supplement accompanying this prospectus, the net proceeds from the sale of the securities will be used for general corporate purposes, including:

•	repayment of short-term or long-term borrowings;

•	acquisitions of or investments in businesses or assets;

•	working capital; and

•	capital expenditures.

Pending application of the net proceeds, we may temporarily invest the net proceeds in short-term marketable securities.

RATIOS OF EARNINGS TO FIXED CHARGES

Our ratios of earnings to fixed charges for the three months ended March 31, 2010 and the five fiscal years ended December 31, 2009 are set forth below:

	Three Months
	Ended March 31,		Year Ended December 31,
	2010		2009		2008	2007	2006	2005

Ratio of Earnings to Fixed Charges(1)(2)	1.3	x	1.4	x	(3)	(3)	(3)	(3)

(1)	For purposes of calculating this ratio, “earnings” consists of income from continuing operations before income taxes and income from equity affiliates plus (a) fixed charges minus interest capitalized during the period, (b) distributed income from equity affiliates and (c) amortization of previously capitalized interest. Fixed charges consist of interest expense, capitalized interest, amortization of discount on indebtedness and an appropriate portion of rental expense representative of the interest factor.

(2)	Currently, we have no shares of preferred stock outstanding and thus have not paid any dividends on preferred stock in the periods presented. Therefore, the ratio of earnings to combined fixed charges and preference dividends is not shown because it is not different from the ratio of earnings to fixed charges.

(3)	Earnings for the years ended 2008, 2007, 2006 and 2005 were inadequate to cover fixed charges by $64.1 million, $24.2 million, $75.6 million and $67.9 million respectively.

DESCRIPTION OF CAPITAL STOCK

Overview

Our restated certificate of incorporation authorizes 1 billion shares of common stock, par value $0.01 per share, and 100 million shares of preferred stock, par value $0.01 per share. Approximately 343.2 million shares of our common stock are issued and outstanding, and no shares of preferred stock are issued and outstanding.

The following descriptions of our capital stock and provisions of our restated certificate of incorporation and amended and restated by-laws are summaries of their material terms and provisions and are qualified by reference to the complete text of our certificate of incorporation and by-laws, which are incorporated by reference in their entirety and filed as exhibits to the registration statement of which this prospectus is a part.

Common Stock

Holders of our common stock are entitled to one vote for each share held on all matters submitted to a vote of stockholders and do not have cumulative voting rights. Holders of common stock are entitled to receive proportionately any dividends that may be declared by our board of directors, subject to the preferences and rights of any shares of preferred stock. In the event of our liquidation, dissolution or winding-up, holders of common stock will be entitled to receive proportionately any of our assets remaining after the payment of debts and liabilities and subject to the preferences and rights of any shares of preferred stock. Holders of common stock have no preemptive, subscription, redemption or conversion rights. The rights and privileges of holders of our common stock will be subject to any series of preferred stock that we may issue in the future, as described below.

Preferred Stock

Our certificate of incorporation provides that our board of directors has the authority, without further vote or action by our stockholders, to issue up to 100 million shares of preferred stock in one or more series and to fix the number of shares constituting any such series and the preferences, limitations and relative rights, including but not limited to, dividend rights, dividend rate, voting rights, terms of redemption, redemption price or prices, conversion rights and liquidation preferences of the shares constituting any series. The issuance of preferred stock could adversely affect the rights of holders of common stock.

Our certificate of incorporation authorizes shares of preferred stock that may be designated Series A junior participating preferred stock in connection with our stockholder rights plan. See “— Stockholder Rights Plan” below.

Change of Control Related Provisions

A number of provisions in our certificate of incorporation and by-laws and under the Delaware General Corporation Law, or the DGCL, may make it more difficult for third parties to acquire control of us. These provisions may have the effect of delaying, deferring, discouraging, preventing or rendering more difficult a future takeover attempt which is not approved by our board of directors, but which individual stockholders may deem to be in their best interests or in which stockholders may receive a substantial premium for their shares over then current market prices. As a result, stockholders who might desire to participate in such a transaction may not have an opportunity to do so. In addition, these provisions may adversely affect the prevailing market price of the common stock. These provisions are intended to:

•	discourage some types of transactions that may involve an actual or threatened change in control;

•	discourage certain tactics that may be used in proxy fights;

•	enhance the likelihood of continuity and stability in the composition of our board of directors;

•	ensure that our board of directors will have sufficient time to act in what the board believes to be in the best interests of us and our stockholders; and

•	encourage persons seeking to acquire control of us to consult first with our board to negotiate the terms of any proposed business combination or offer.

Unissued Shares of Common Stock

There are currently outstanding approximately 343.2 million shares of our authorized common stock. The remaining shares of authorized and unissued common stock are available for future issuance without additional stockholder approval, except as may be required by the rules or regulations of the New York Stock Exchange (the “NYSE”) or other stock exchange on which our common stock may be listed. While the additional shares are not designed to deter or prevent a change of control, under some circumstances we could use the additional shares to create voting impediments or to frustrate persons seeking to effect a takeover or otherwise gain control by, for example, issuing those shares in private placements to purchasers who might side with our board of directors in opposing a hostile takeover bid.

Unissued Shares of Preferred Stock

Our certificate of incorporation grants our board of directors the authority, without any further vote or action by our stockholders, except as may be required by the rules or regulations of the NYSE or other stock exchange on which our common stock may be listed, to issue preferred stock in one or more series and to fix the number of shares constituting any such series and the preferences, limitations and relative rights, including but not limited to, dividend rights, dividend rate, voting rights, terms of redemption, redemption price or prices, conversion rights and liquidation preferences of the shares constituting any series. The existence of authorized but unissued preferred stock could reduce our attractiveness as a target for an unsolicited takeover bid since we could, for example, issue shares of preferred stock to parties who might oppose such a takeover bid or shares that contain terms the potential acquirer may find unattractive. This may have the effect of delaying or preventing a change in control, may discourage bids for the common stock at a premium over the market price of the common stock, and may adversely affect the market price of, and the voting and other rights of the holders of, common stock.

Classified Board of Directors, Vacancies and Removal of Directors

Our certificate of incorporation and by-laws provide that our board of directors is divided into three classes of even number or nearly even number, with each class elected for staggered three-year terms expiring in successive years. Any effort to obtain control of our board of directors by causing the election of a majority of the board of directors may require more time than would be required without a staggered board structure. Under the DGCL, for companies like us with a classified board of directors, stockholders may remove directors only for cause. Vacancies (including a vacancy created by increasing the size of the board) in our board of directors may only be filled by a majority vote of our directors. Any director elected to fill a vacancy will hold office for the remainder of the full term of the class of directors in which the vacancy occurred (including a vacancy created by increasing the size of the board) and until such director’s successor shall have been duly elected and qualified. No decrease in the number of directors will shorten the term of any incumbent director. Our certificate of incorporation and by-laws provide that the number of directors will be fixed and increased or decreased from time to time solely by resolution of the board of directors, but the board of directors will at no time consist of fewer than three directors. These provisions may have the effect of slowing or impeding a third party from initiating a proxy contest, making a tender offer or otherwise attempting a change in the membership of our board of directors that would effect a change of control.

Advance Notice Requirements for Nomination of Directors and Presentation of New Business at Meetings of Stockholders; Action by Written Consent

Our by-laws provide for advance notice requirements for stockholder proposals and nominations for director. Generally, to be timely, notice must be delivered to us not fewer than 90 days nor more than 120 days prior to the first anniversary date of the annual meeting for the preceding year. In addition, under the provisions of both our certificate of incorporation and by-laws, action may not be taken by written consent of stockholders; rather, any action taken by the stockholders must be effected at a duly called annual or special meeting. A special meeting may only be called by our board of directors. These provisions make it more procedurally difficult for a stockholder to place a proposal or nomination on the meeting agenda or to take action without a meeting, and therefore may reduce the likelihood that a stockholder will seek to take independent action to replace directors or seek a stockholder vote with respect to other matters that are not supported by management.

Business Combination under Delaware Law

We are subject to Section 203 of the DGCL. Subject to specified exceptions, Section 203, as currently in effect, prohibits a publicly held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years following the date the person became an interested stockholder, unless:

•	before that date, the board of directors approved either the business combination or the transaction in which such stockholder became an interested stockholder;

•	upon consummation of the transaction that resulted in the stockholder’s becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, other than statutorily excluded shares; or

•	on or after that date, the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of holders of at least 66 2/3% of the corporation’s outstanding voting stock which is not owned by the interested stockholder.

A “business combination,” as further defined by the DGCL, includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested stockholder. Except as otherwise described in the DGCL, an “interested stockholder” is defined to include (1) any person that is the owner of 15% or more of the outstanding voting stock of the corporation, or is an affiliate or associate of the corporation and was the owner of 15% or more of the outstanding voting stock of the corporation at any time within three years immediately before the date of determination, and (2) the affiliates and associates of any such person.

Certain stockholders that are members or affiliates of the Coors family (the “Coors Family Stockholders”) as well as certain investment partnerships organized by TPG Capital that became stockholders as a result of the Altivity Transaction (the “TPG Entities”) and their respective affiliates or associates are not be subject to the restrictions imposed by Section 203 because our board of directors approved the transactions, i.e., the business combinations, in which those stockholders became interested stockholders.

Limitation of Liability of Directors

Our certificate of incorporation provides that no director will be personally liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent that this limitation on or exemption from liability is not permitted by the DGCL. As currently enacted, the DGCL permits a corporation to provide in its certificate of incorporation that a director of the corporation will not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability for:

•	any breach of the director’s duty of loyalty to the corporation or our stockholders;

•	acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

•	payments of unlawful dividends or unlawful stock repurchases or redemptions; or

•	any transaction from which the director derived an improper personal benefit.

The principal effect of this limitation on liability provision is that a stockholder will be unable to recover monetary damages against a director for breach of fiduciary duty unless the stockholder can demonstrate that one of the exceptions listed in the DGCL applies. The inclusion of this provision in our certificate of incorporation may discourage or deter stockholders or management from bringing a lawsuit against our directors for a breach of their fiduciary duties, even though such an action, if successful, might otherwise have benefited us and our stockholders. This provision should not affect the availability of equitable remedies such as an injunction or rescission of a transaction based upon a director’s breach of his or her fiduciary duties.

The DGCL provides that a corporation may indemnify its directors and officers as well as its other employees and agents against judgments, fines, amounts paid in settlement and expenses, including attorneys’ fees, actually and reasonably incurred in connection with various proceedings, other than an action brought by or in the right of the corporation, if such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, if he or she had no reasonable cause to believe his or her conduct was unlawful. A similar standard applies to actions brought by or in the right of the corporation, except that indemnification in such a case may only extend to expenses, including attorneys’ fees, incurred in connection with the defense or settlement of such actions, and the statute requires court approval before there can be any indemnification where the person seeking indemnification has been found liable to the corporation.

Our certificate of incorporation and, with regard to our officers, our by-laws provide that we will indemnify our current and former directors, as well as any person who has agreed to become a director, and officers to the fullest extent permitted by the DGCL. Under these provisions and subject to the DGCL, we are required to indemnify our directors and officers for all judgments, fines, settlements, liabilities, losses, ERISA excise taxes or penalties, legal fees and other expenses actually and reasonably incurred in connection with pending or threatened legal proceedings because of the director’s or officer’s position with us or another entity that the director or officer serves as a director, officer, employee or agent at our request, subject to various conditions, and to advance funds to our directors and officers before final disposition of such proceedings to enable them to defend against such proceedings. To receive indemnification, the director or officer must have met the applicable standard of conduct required by Delaware law to be indemnified.

Unless otherwise ordered by a court, any indemnification of a present or former director, officer or employee of the Company shall be made by us (and may be made by us in the case of an agent) upon a determination that indemnification of such person is proper because he or she has met the applicable standard of conduct required by Delaware law to be indemnified. With respect to a person who is a director or officer at the time of such determination, such determination shall be made: (i) by a majority vote of the directors who are not parties to the proceeding, even though less than a quorum, (ii) a committee of such directors designated by a majority vote of such directors, even thought less than a quorum, (iii) by independent legal counsel in a written opinion if there are no such directors or if such directors so direct, or (iv) by our stockholders. The by-laws also specifically authorize us to maintain insurance on behalf of any person who is or was or has agreed to become a director, officer, employee or agent, or is or was serving at our request as a director, officer, employee or agent of another entity, against certain liabilities.

Supermajority Voting Requirement for Amendment of Certain Provisions of Our Certificate of Incorporation and By-Laws

The provisions of our certificate of incorporation governing, among other things, the classified board, the liability of directors and the elimination of the ability of stockholders to act by written consent, may not be amended, altered or repealed unless the amendment is approved by the vote of holders of 75% of the combined voting power of the then outstanding shares entitled to vote thereon. This requirement exceeds the majority vote of the outstanding stock that would otherwise be required by the DGCL for the repeal or amendment of such provisions of the certificate of incorporation. Our by-laws may be amended by the board of directors or by the vote of holders of 75% of the combined voting power of the then outstanding shares entitled to vote thereon. These provisions make it more difficult for any person to remove or amend any provisions that may have an anti-takeover effect.

Stockholder Rights Plan

We have adopted a stockholder rights plan under which each outstanding share of our common stock will be coupled with a stock purchase right. The description and terms of the rights can be found in a rights agreement between us and Wells Fargo Bank, N.A., as the rights agent. The following is a summary of the material provisions of the rights plan. This summary is qualified in its entirety by reference to the rights plan, which is attached as an exhibit to the registration statement of which this prospectus is a part and incorporated herein by reference in its entirety. This summary may not contain all of the information about the rights plan which is important to you, and we encourage you to read the rights plan in its entirety.

The rights are currently attached to the certificates representing outstanding shares of common stock, and no separate rights certificates will be distributed. The rights are transferable only with the common stock until a distribution date (as described below). Each right entitles the holder to purchase one one-thousandth of a share of our Series A junior participating preferred stock at an exercise price of $20.00, subject to adjustment. Each one one-thousandth of a share of Series A junior participating preferred stock will have economic and voting terms approximately equivalent to one share of our common stock. Until it is exercised, the right itself will not entitle the holder of the right to any rights as a stockholder, including the right to receive dividends or to vote at stockholder meetings.

The rights are not exercisable until the distribution date and will expire at the close of business on March 10, 2018, unless earlier redeemed or exchanged by us. As soon as practicable after the distribution date, we would issue separate certificates representing the rights which would trade separately from the shares of our common stock. A distribution date would generally occur upon the earlier of:

•	the tenth day after the first public announcement by or communication to us that a person or group of affiliated or associated persons (referred to as an acquiring person) has acquired beneficial ownership of 15% or more of our outstanding common stock (the date of such announcement or communication is referred to as the stock acquisition time); or

•	the tenth business day after the commencement or first public announcement of the intention to commence a tender offer or exchange offer that would result in a person or group becoming an acquiring person.

However, an acquiring person will not include us, any of our subsidiaries, any of our employee benefit plans or any person or entity acting under our employee benefit plans. In addition, an acquiring person will not include stockholders, including the Coors Family Stockholders and the TPG Entities, who beneficially owned 15% or more of our outstanding common stock immediately after the completion of the Altivity Transaction (referred to as “grandfathered persons,” provided that any such stockholder will cease to be a grandfathered person at such time when such stockholder beneficially owns less than 15% of our outstanding common stock).

If any person becomes an acquiring person, each right will represent, instead of the right to acquire one one-thousandth of a share of Series A junior participating preferred stock, the right to receive upon exercise a number of shares of common stock having a value equal to two times the purchase price of the right, subject to certain exceptions. All rights that are beneficially owned by an acquiring person or its transferee will become null and void.

If at any time after a public announcement has been made or we have received notice that a person has become an acquiring person and:

•	we are acquired in a merger or other business combination and we are not the surviving corporation; or

•	50% or more of our assets, cash flow or earning power (taken as a whole with our subsidiaries) is sold or transferred;

each right, except rights that previously have been voided as described above, will represent the right to receive, upon exercise, common stock of the acquiring company having a value equal to two times the purchase price of the right.

At any time until the earlier of (1) the time we become aware that a person has become an acquiring person or (2) March 10, 2018, we may redeem all the rights at a price of $0.001 per right. At any time after a person has become an acquiring person and before the acquisition by such person and its affiliates of 50% or more of the outstanding shares of our common stock, we may exchange the rights, in whole or in part, at an exchange ratio of one share of common stock per right.

The purchase price of the rights, the number of thousandths of a share of Series A junior participating preferred stock and the amount of common stock, cash or other securities or property issuable upon exercise of, or exchange for, the rights, and the number of such rights outstanding, are subject to adjustment from time to time to prevent dilution. Except as provided in the rights agreement, no adjustment in the purchase price or the number of shares of Series A junior participating preferred stock issuable upon exercise of a right will be required until the cumulative adjustment would require an increase or decrease of at least 1% in the purchase price or number of shares for which a right is exercisable.

Before the time that a person or group becomes an acquiring person, and subject to specified limitations, the rights agreement may be supplemented or amended by us and the rights agent, without the approval of the holders of the rights.

The stockholder rights plan is designed to protect stockholders in the event of unsolicited offers to acquire us and other coercive takeover tactics which, in the opinion of our board of directors, could impair our ability to represent stockholder interests. The rights will not prevent a takeover of us. However, the provisions of the stockholder rights plan may render an unsolicited takeover more difficult or less likely to occur, even though such takeover may offer our stockholders the opportunity to sell their stock at a price above the prevailing market rate and/or may be favored by a majority of our stockholders.

Stockholders Agreement

The following is a summary of the material provisions of the stockholders agreement. This summary is qualified in its entirety by reference to the stockholders agreement, which is incorporated by reference in its entirety and is included as an exhibit to the registration statement of which this prospectus is a part. This summary may not contain all of the information about the stockholders agreement which is important to you, and we encourage you to read the stockholders agreement in its entirety.

Certain of our significant stockholders, including the Coors Family Stockholders, Clayton, Dubilier & Rice Fund V Limited Partnership (the “CDR Fund”), Old Town, S.A. (formerly known as EXOR Group S.A.) (“Old Town”), Field Holdings, Inc. and the TPG Entities, entered into the stockholders agreement in connection with the Altivity Transaction. The parties thereto have made certain agreements regarding matters further described below, that, among other things: (i) provides the covered stockholders certain rights to designate members of our board of directors; (ii) restricts the ability of the covered stockholders to transfer their shares of our common stock; and (iii) limits the covered stockholders from acquiring additional shares of our common stock and from taking certain other actions with respect to us.

Designation Rights

The stockholders agreement provides that each of the Coors Family Stockholders, the CDR Fund, Old Town and the TPG Entities will have the right, subject to requirements related to stock ownership, to designate a certain number of individuals for nomination for election to our board of directors as described below. Each of the Coors Family Stockholders, the CDR Fund and Old Town is entitled to designate one individual for nomination for election to the board for so long as each such stockholder owns at least 3% of the fully diluted shares of our common stock.

The TPG Entities, as a group, are entitled to designate the following number of individuals for nomination for election to our board of directors for so long as they meet the requirements related to stock ownership specified below:

•	three individuals for so long as the TPG Entities own at least 20% of our fully diluted shares common stock in the aggregate;

•	two individuals for so long as the TPG Entities own at least the lesser of (i) 16% of our fully diluted shares common stock in the aggregate or (ii) the percentage of our common stock then held by the Coors Family Stockholders, so long as that percentage is not less than 10%; and

•	one individual for so long as the TPG Entities own at least 3% of the fully diluted outstanding shares of our common stock.

The stockholders agreement further provides that each of our other directors, not designated in the manner described above, will be independent directors, as described below, designated for nomination by the nominating and corporate governance committee of our board.

Pursuant to the stockholders agreement, at each meeting of our stockholders at which directors are to be elected, we will recommend that our stockholders elect to the board of directors the designees of the individuals designated by the Coors Family Stockholders, the CDR Fund, Old Town and the TPG Entities. In addition, our then serving Chief Executive Officer shall be nominated for election to the board.

In the event that the Coors Family Stockholders, the CDR Fund, Old Town or the TPG Entities lose the right to designate a person to the board, such designee will resign immediately upon receiving notice from the nominating and corporate governance committee that it has identified a replacement director, and will resign in any event no later than 120 days after the designating person or entity loses the right to designate such designee to the board. The board seat formerly occupied by such designee shall become a seat for an additional independent director to be selected solely by the nominating and corporate governance committee or the board may determine to reduce its size by the number of vacated board seats.

An “independent director” is a director who: (i) is not an officer or employee of the Company or any of its affiliates, (ii) is not an officer or employee of any covered stockholder or, if such covered stockholder is a trust, a direct or indirect beneficiary of such trust and (iii) meets the standards of independence under applicable law and the requirements applicable to companies listed on the NYSE.

Agreement to Vote for Directors; Vacancies

Each covered stockholder is obligated to vote all of the shares owned by such covered stockholder in favor of the CEO director and each of the parties’ designees to the board, and to take all other steps within such covered stockholder’s power to ensure that the composition of the board is as contemplated by the stockholders agreement.

As long as the Coors Family Stockholders, the CDR Fund, Old Town or the TPG Entities, as the case may be, has the right to designate a person for nomination for election to the board, at any time at which the seat occupied by such party’s designee becomes vacant as a result of death, disability, retirement, resignation, removal or otherwise, such party will be entitled to designate for appointment by the remaining directors an individual to fill such vacancy and to serve as a director. We, along with each of the covered stockholders, have agreed to take such actions as will result in the appointment to the board as soon as practicable of any individual so designated by the Coors Family Representative, the CDR Fund, Old Town or the TPG Entities.

At any time at which a vacancy is created on the board as a result of the death, disability, retirement, resignation, removal or otherwise of one of the independent directors before the expiration of his or her term as director, the nominating and corporate governance committee will notify the board of a replacement who is an independent director. We, along with and the covered stockholders has agreed to take such actions as will result in the appointment of such replacement to the board as soon as practicable.

Actions of the Board of Directors; Affiliate Agreements

The stockholders agreement provides that actions of the board will require the affirmative vote of at least a majority of the directors present in person or by telephone at a duly convened meeting at which a quorum is present, or the unanimous written consent of the board, except that a board decision regarding the merger, consolidation or sale of substantially all our assets will require the affirmative vote of a majority of the directors then in office. In addition, a decision by us to enter into, modify or terminate any agreement with an affiliate of the Coors Family Stockholders, the CDR Fund, Old Town or the TPG Entities will require the affirmative vote of a majority of the directors not nominated by a covered stockholder which, directly or indirectly through an affiliate, has an interest in that agreement.

Committees of the Board of Directors

The stockholders agreement provides for the board to have an audit committee, a compensation and benefits committee and a nominating and corporate governance committee as follows:

•	the audit committee will have at least three members, each of whom will be an independent director;

•	the compensation and benefits committee will have three members, each of whom will be an independent director; and

•	the nominating and corporate governance committee will have five members, consisting of the directors designated by the Coors Family Stockholders, the CDR Fund, Old Town and two of the directors designated by the TPG Entities, plus in certain circumstances, a non-voting chairman.

The rights described above of each of the covered stockholders to have its director designee sit as a member of board committees will cease at such time as such stockholder holds less than 3% of the fully diluted shares of our common stock, and in the case of the two TPG Entities’ designees on the nominating and corporate governance committee, one such designee shall resign from the committee at such time as the TPG Entities have the right to designate only one director for nomination for election to the board. Our board of directors will fill any committee seats that become vacant in the manner provided in the preceding sentence with independent directors. The stockholders agreement prohibits the board from forming an executive committee.

Transfer Restrictions

The covered stockholders are restricted from transferring their shares, except:

•	to us or in a transaction approved by the our board of directors;

•	to certain affiliated permitted transferees that agree to be bound by the stockholders agreement;

•	pursuant to a public offering; or

•	pursuant to a transfer made in accordance with Rule 144 of the Securities Act or that is exempt from the registration requirements of the Securities Act, to any person so long as such transferee would not own in excess of 5% of the fully diluted shares of our common stock.

Standstill Agreement

The covered stockholders are also subject to standstill provisions that generally restrict the covered stockholders from acquiring additional equity securities of us (or any rights to purchase equity securities) that would increase such covered stockholder’s beneficial ownership of our common stock on a percentage basis greater than the percentage held as of the closing date of the Altivity Transaction, or otherwise take action to increase such covered stockholder’s control over us. These restrictions prohibit the covered stockholders from taking the following actions, among other items:

•	acquiring the beneficial ownership of additional equity securities (or the rights to purchase equity securities) of us, subject to certain exceptions;

•	making or participating in any solicitation of proxies to vote any of our securities in an election contest;

•	participating in the formation of a group with respect to shares of our common stock (except to the extent such group is formed with respect to the stockholders agreement or the registration rights agreement);

•	granting any proxy to any person other than us or our designees to vote at any meeting of our stockholders;

•	initiating or soliciting stockholders for the approval of one or more stockholder proposals with respect to us;

•	seeking to place a representative on our board of directors, except as contemplated by the stockholders agreement;

•	seeking to publicly call a meeting of our stockholders;

•	making any public announcement or proposal with respect to any form of business combination involving us; and

•	disclosing any plan to do any of the foregoing or assist or encouraging any third party to do any of the foregoing.

Once the TPG Entities transfer shares of our common stock such that their aggregate percentage holdings of our outstanding common stock drops below 25%, and then below 15%, respectively, the TPG Entities may not acquire beneficial ownership on a percentage basis of shares greater than 25% or 15%, as the case may be.

Term of Stockholders Agreement

The stockholders agreement will terminate under the following circumstances:

•	by the unanimous consent of us and the covered stockholders;

•	with respect to any covered stockholder, at such time as such covered stockholder holds less than 3% of the fully diluted shares of our common stock;

•	except with respect to the standstill provisions, at such time as no more than one of the covered stockholders holds more than 3% of the fully diluted shares of our common stock;

•	except with respect to the standstill provisions, at such time as approved by each of the covered stockholders who holds in excess of 3% of the fully diluted shares of our common stock; or

•	upon the fifth anniversary of the effective date of the stockholders agreement; provided, however, that the confidentiality provisions of the stockholders agreement shall survive for one year following the termination of the stockholders agreement.

Notwithstanding the foregoing, the standstill provisions of the stockholders agreement will terminate on the earlier of the date on which the TPG Entities or the covered stockholders other than the TPG Entities collectively, beneficially own less than 10% of the fully diluted shares of our common stock and the third anniversary of the closing of the transactions; provided, however, that in no event will the standstill provisions of the stockholders agreement terminate prior to the second anniversary of the closing of the transactions.

Registration Rights

The holders of an aggregate of 268,821,452 shares of our common stock are entitled to certain rights with respect to registration of such shares under the Securities Act. These shares are referred to as registrable securities.

The holders of registrable securities possess certain registration rights pursuant to the terms of a registration rights agreement, dated as of July 9, 2007, by and among us, the Coors Family Stockholders, Old Town, the CDR Fund, the TPG Entities and certain other stockholders. The registration rights agreement provides, in part, that if we determine to register any of our securities under the Securities Act, these holders are entitled to written notice of the registration and are entitled to include all or portion of their registrable shares in the registration, subject to certain limitations. In addition, these holders will have the right to require us to file a registration statement under the Securities Act to register all or any part of the registrable securities held by such holders, subject to certain conditions and limitations.

This is not a complete description of the registration rights agreement and is qualified by the full text of the registration rights agreement, which is filed as an exhibit to the registration statement of which this prospectus is a part.

Listing

Our common stock is listed on the NYSE under the ticker symbol “GPK.”

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Wells Fargo Bank, N.A.

DESCRIPTION OF THE DEBT SECURITIES

General

The following description of the terms of our senior debt securities and subordinated debt securities (together, the “debt securities”) sets forth certain general terms and provisions of the debt securities to which any prospectus supplement may relate. Unless otherwise noted, the general terms and provisions of our debt securities discussed below apply to both our senior debt securities and our subordinated debt securities. Our debt securities may be issued from time to time in one or more series. The particular terms of any series of debt securities and the extent to which the general provisions may apply to a particular series of debt securities will be described in the prospectus supplement relating to that series.

Debt securities may be issued either by GPHC or GPII. When describing any debt securities, references to “we,” “us” and “our” refer to the issuer of those debt securities.

The senior debt securities will be issued under an indenture between us and U.S. Bank National Association, as Senior Indenture Trustee (the “senior indenture”). The subordinated debt securities will be issued under an indenture between us and U.S. Bank National Association, as Subordinated Indenture Trustee (the “subordinated indenture” and, together with the senior indenture, the “indentures”). The Senior Indenture Trustee and the Subordinated Indenture Trustee are both referred to, individually, as the “Trustee.” The senior debt securities will constitute our unsecured and unsubordinated obligations and the subordinated debt securities will constitute our unsecured and subordinated obligations. A detailed description of the subordination provisions is provided below under the caption “— Ranking and Subordination — Subordination.” In general, however, if we declare bankruptcy, holders of the senior debt securities will be paid in full before the holders of subordinated debt securities will receive anything.

The statements set forth below are brief summaries of certain provisions contained in the indentures, which summaries do not purport to be complete and are qualified in their entirety by reference to the indentures, which are filed as exhibits to the registration statement of which this prospectus forms a part. Terms used herein that are otherwise not defined shall have the meanings given to them in the indentures. Such defined terms shall be incorporated herein by reference.

The indentures will not limit the amount of debt securities that may be issued under the applicable indenture, and debt securities may be issued under the applicable indenture up to the aggregate principal amount that may be authorized from time to time by us. Any such limit applicable to a particular series will be specified in the prospectus supplement relating to that series.

The prospectus supplement relating to any series of debt securities in respect of which this prospectus is being delivered will contain the following terms, among others, for each such series of debt securities:

•	the designation and issue date of the debt securities;

•	the date or dates on which the principal amount of the debt securities is payable;

•	the rate or rates (or manner of calculation thereof), if any, per annum at which the debt securities will bear interest, if any, the date or dates from which interest will accrue and the interest payment date or dates for the debt securities;

•	any limit upon the aggregate principal amount of the debt securities which may be authenticated and delivered under the applicable indenture;

•	the period or periods within which, the redemption price or prices or the repayment price or prices, as the case may be, at which, and the terms and conditions upon which, the debt securities may be redeemed at the issuing company’s option or the option of the holder of such debt securities;

•	the obligation, if any, of the issuing company to purchase the debt securities pursuant to any sinking fund or analogous provisions or at the option of a holder of such debt securities and the period or periods within which, the price or prices at which and the terms and conditions upon which such debt securities will be purchased, in whole or in part, pursuant to such obligation;

•	if other than denominations of $1,000 and any integral multiple thereof, the denominations in which the debt securities will be issuable;

•	in the case of debt securities issued by GPHC, provisions, if any, with regard to the conversion or exchange of the debt securities, at the option of the holders of such debt securities or GPHC, as the case may be, for or into new securities of a different series, GPHC’s common stock or other securities;

•	if other than U.S. dollars, the currency or currencies or units based on or related to currencies in which the debt securities will be denominated and in which payments of principal of, and any premium and interest on, such debt securities shall or may be payable;

•	if the principal of (and premium, if any) or interest, if any, on the debt securities are to be payable, at the election of the issuing company or a holder of such debt securities, in a currency (including a composite currency) other than that in which such debt securities are stated to be payable, the period or periods within which, and the terms and conditions upon which, such election may be made;

•	if the amount of payments of principal of (and premium, if any) or interest, if any, on the debt securities may be determined with reference to an index based on a currency (including a composite currency) other than that in which such debt securities are stated to be payable, the manner in which such amounts shall be determined;

•	provisions, if any, related to the exchange of the debt securities, at the option of the holders of such debt securities, for other securities of the same series of the same aggregate principal amount or of a different authorized series or different authorized denomination or denominations, or both;

•	the portion of the principal amount of the debt securities, if other than the principal amount thereof, which shall be payable upon declaration of acceleration of the maturity thereof as more fully described under the section “— Events of Default, Notice and Waiver” below;

•	whether the debt securities will be issued in the form of global securities and, if so, the identity of the depositary with respect to such global securities;

•	if the debt securities will be guaranteed, the terms and conditions of such guarantees and provisions for the accession of the guarantors to certain obligations under the applicable indenture;

•	with respect to subordinated debt securities only, the amendment or modification of the subordination provisions in the subordinated indenture with respect to the debt securities; and

•	any other specific terms.

We may issue debt securities of any series at various times and we may reopen any series for further issuances from time to time without notice to existing holders of securities of that series.

Some of the debt securities may be issued as original issue discount debt securities. Original issue discount debt securities bear no interest or bear interest at below-market rates. These are sold at a discount below their stated principal amount. If we issue these securities, the prospectus supplement relating to such series of debt securities will describe any special tax, accounting or other information which we think is important. We encourage you to consult with your own tax and financial advisors on these important matters.

Unless we specify otherwise in the applicable prospectus supplement relating to such series of debt securities, the covenants contained in the indentures will not provide special protection to holders of debt securities if we enter into a highly leveraged transaction, recapitalization or restructuring.

Unless otherwise set forth in the prospectus supplement relating to such series of debt securities, interest on outstanding debt securities will be paid to holders of record on the date that is 15 days prior to the date such interest is to be paid or, if not a business day, the next preceding business day. Unless otherwise specified in the prospectus supplement, debt securities will be issued in fully registered form only. Unless otherwise specified in the prospectus supplement, the principal amount of the debt securities will be payable at the corporate trust office of the Trustee in New York, New York. The debt securities may be presented for transfer or exchange at such office unless otherwise specified in the prospectus supplement, subject to the limitations provided in the applicable indenture, without any service charge, but we may require payment of a sum sufficient to cover any tax or other governmental charges payable in connection therewith.

Guarantees

The payment obligations of GPHC under any series of debt securities may be guaranteed by one or more of GPHC’s direct or indirect subsidiaries, including GPC, GPII or by other persons. The payment obligations of GPII under any series of debt security will be guaranteed fully and unconditionally by GPHC, and may be guaranteed by one or more of GPHC’s other direct or indirect subsidiaries or by other persons. If a series of debt securities is so guaranteed, the guarantors will execute a supplemental indenture or notation of guarantee as further evidence of their guarantee. The applicable prospectus supplement will describe the terms of any guarantee.

The obligations of each guarantor under its guarantee may be limited to the maximum amount that will not result in such guarantee obligations constituting a fraudulent conveyance or fraudulent transfer under federal or state law, after giving effect to all other contingent and fixed liabilities of that subsidiary and any collections from or payments made by or on behalf of any other guarantor in respect to its obligations under its guarantee.

Ranking and Subordination

General

The subordinated debt securities and the related guarantees will effectively rank junior in right of payment to any of our or the guarantors’ current and future secured obligations to the extent of the value of the assets securing such obligations. The debt securities and the guarantees will be effectively subordinated to all existing and future liabilities, including indebtedness and trade payables, of our non-guarantor subsidiaries. Unless otherwise set forth in the prospectus supplement relating to such series of debt securities, the indentures will not limit the amount of unsecured indebtedness or other liabilities that can be incurred by our non-guarantor subsidiaries.

Furthermore, GPHC is a holding company with no material business operations. GPHC’s ability to service its indebtedness and other obligations is dependent primarily upon the earnings and cash flows of its subsidiaries and the distribution or other payment to GPHC of such earnings or cash flows. In addition, certain indebtedness of GPHC’s subsidiaries contains, and future agreements relating to any indebtedness of its subsidiaries may contain, significant restrictions on the ability of its subsidiaries to pay dividends or otherwise make distributions to us.

Ranking of Debt Securities

The senior debt securities described in this prospectus will be unsecured, senior obligations of the issuing company and will rank equally with the issuing company’s other unsecured and unsubordinated obligations. Any guarantees of the senior debt securities will be unsecured and senior obligations of each of the guarantors, and will rank equally with all other unsecured and unsubordinated obligations of such guarantors. The subordinated debt securities will be unsecured, subordinated obligations and the any guarantees of the subordinated debt securities will be unsecured and subordinated obligations of each of the guarantors.

Subordination

If issued, the indebtedness evidenced by the subordinated debt securities will be subordinate to the prior payment in full of all our Senior Indebtedness (as defined below). During the continuance beyond any applicable grace period of any default in the payment of principal, premium, interest or any other payment due on any of our Senior Indebtedness, we may not make any payment of principal of, or premium, if any, or interest on the subordinated debt securities. In addition, upon any payment or distribution of our assets upon any dissolution, winding up, liquidation or reorganization, the payment of the principal of, or premium, if any, and interest on the subordinated debt securities will be subordinated to the extent provided in the subordinated indenture in right of payment to the prior payment in full of all our Senior Indebtedness. Because of this subordination, if we dissolve or otherwise liquidate, holders of our subordinated debt securities may receive less, ratably, than holders of our Senior Indebtedness. The subordination provisions do not prevent the occurrence of an event of default under the subordinated indenture.

The subordination provisions also apply in the same way to each guarantor with respect to the Senior Indebtedness of such guarantor.

The term “Senior Indebtedness” of a person means with respect to such person the principal of, premium, if any, interest on, and any other payment due pursuant to any of the following, whether outstanding on the date of the subordinated indenture or incurred by that person in the future:

•	all of the indebtedness of that person for borrowed money, including any indebtedness secured by a mortgage or other lien which is (1) given to secure all or part of the purchase price of property subject to the mortgage or lien, whether given to the vendor of that property or to another lender, or (2) existing on property at the time that person acquires it;

•	all of the indebtedness of that person evidenced by notes, debentures, bonds or other similar instruments sold by that person for money;

•	all of the lease obligations which are capitalized on the books of that person in accordance with generally accepted accounting principles;

•	all indebtedness of others of the kinds described in the first two bullet points above and all lease obligations of others of the kind described in the third bullet point above, in each case, that the person, in any manner, assumes or guarantees or that the person in effect guarantees through an agreement to purchase, whether that agreement is contingent or otherwise; and

•	all renewals, extensions or refundings of indebtedness of the kinds described in the first, second or fourth bullet point above and all renewals or extensions of leases of the kinds described in the third or fourth bullet point above;

unless, in the case of any particular indebtedness, lease, renewal, extension or refunding, the instrument or lease creating or evidencing it or the assumption or guarantee relating to it expressly provides that such indebtedness, lease, renewal, extension or refunding is not superior in right of payment to the subordinated debt securities. Our senior debt securities, and any unsubordinated guarantee obligations of ours or any guarantor to which we and the guarantors are a party, including the guarantors’ guarantees of our debt securities and other indebtedness for borrowed money, constitute Senior Indebtedness for purposes of the subordinated indenture.

Pursuant to the subordinated indenture, the subordinated indenture may not be amended, at any time, to alter the subordination provisions of any outstanding subordinated debt securities without the consent of the requisite holders of each outstanding series or class of Senior Indebtedness (as determined in accordance with the instrument governing such Senior Indebtedness) that would be adversely affected thereby.

Consolidation, Merger, Conveyance or Transfer on Certain Terms

Except as described in the applicable prospectus supplement relating to such debt securities, we will not consolidate with or merge into any other entity or convey or transfer our properties and assets substantially as an entirety to any entity, unless:

(1) the entity formed by such consolidation or into which we are merged or the entity that acquires by conveyance or transfer our properties and assets substantially as an entirety shall be organized and existing under the laws of the United States of America or any State or the District of Columbia, and will expressly assume, by supplemental indenture, executed and delivered to the Trustee, in form reasonably satisfactory to the Trustee, the due and punctual payment of the principal of (and premium, if any) and interest on all the debt securities and the performance of every covenant of the applicable indenture (as supplemented from time to time) on our part to be performed or observed;

(2) immediately after giving effect to such transaction, no Event of Default (as defined below), and no event which, after notice or lapse of time, or both, would become an Event of Default, shall have happened and be continuing; and

(3) we have delivered to the Trustee an officers’ certificate and an opinion of counsel each stating that such consolidation, merger, conveyance or transfer and such supplemental indenture comply with the requirements set forth in paragraphs (1) and (2) above and that all conditions precedent relating to such transaction have been complied with.

Upon any consolidation or merger, or any conveyance or transfer of our properties and assets substantially as an entirety as set forth above, the successor person formed by such consolidation or into which we are merged or to which such conveyance or transfer is made shall succeed to, and be substituted for, and may exercise every right and power of ours under the applicable indenture with the same effect as if such successor had been named in the applicable indenture. In the event of any such conveyance or transfer, we, as the predecessor, shall be discharged from all obligations and covenants under the applicable indenture and the debt securities issued under such indenture and may be dissolved, wound up or liquidated at any time thereafter.

Certain Covenants

Any covenants pertaining to a series of debt securities will be set forth in a prospectus supplement relating to such series of debt securities.

Except as described in the prospectus and any applicable prospectus supplement relating to such series of debt securities, the indentures and the debt securities do not contain any covenants or other provisions designed to afford holders of debt securities protection in the event of a recapitalization or highly leveraged transaction involving us.

Certain Definitions

The following are certain of the terms defined in the indentures:

“GAAP” means generally accepted accounting principles as such principles are in effect in the United States as of the date of the applicable indenture.

“Significant Subsidiary” means any Subsidiary which would be a “significant subsidiary” as defined in Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act of 1933 (the “Securities Act”), as in effect on the date of the applicable indenture.

“Subsidiary” means, with respect to any person, any corporation more than 50% of the voting stock of which is owned directly or indirectly by such person, and any partnership, association, joint venture or other entity in which such person owns more than 50% of the equity interests or has the power to elect a majority of the board of directors or other governing body.

Optional Redemption

Unless we specify otherwise in the applicable prospectus supplement, we may redeem any of the debt securities as a whole at any time or in part from time to time, at our option, on at least 15 days, but not more than 45 days, prior notice mailed to the registered address of each holder of the debt securities to be redeemed, at respective redemption prices equal to the greater of:

•	100% of the principal amount of the debt securities to be redeemed, and

•	the sum of the present values of the Remaining Scheduled Payments, as defined below, discounted to the redemption date, on a semi-annual basis, assuming a 360 day year consisting of twelve 30 day months, at the Treasury Rate, as defined below, plus the number, if any, of basis points specified in the applicable prospectus supplement;

plus, in each case, accrued interest to the date of redemption that has not been paid (such redemption price, the “Redemption Price”).

“Comparable Treasury Issue” means, with respect to the debt securities, the U.S. Treasury security selected by an Independent Investment Banker as having a maturity comparable to the remaining term (“Remaining Life”) of the debt securities being redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the Remaining Life of such debt securities.

“Comparable Treasury Price” means, with respect to any redemption date for the debt securities: (1) the average of two Reference Treasury Dealer Quotations for that redemption date, after excluding the highest and lowest of four such Reference Treasury Dealer Quotations; or (2) if the Trustee obtains fewer than four Reference Treasury Dealer Quotations, the average of all quotations obtained by the Trustee.

“Independent Investment Banker” means one of the Reference Treasury Dealers, to be appointed by us.

“Reference Treasury Dealer” means four primary U.S. Government securities dealers to be selected by us.

“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the Trustee, of the bid and asked prices for the Comparable Treasury Issue, expressed in each case as a percentage of its principal amount, quoted in writing to the Trustee by such Reference Treasury Dealer at 3:00 p.m., New York City time, on the third business day preceding such redemption date.

“Remaining Scheduled Payments” means, with respect to each debt security to be redeemed, the remaining scheduled payments of the principal thereof and interest thereon that would be due after the related redemption date but for such redemption; provided, however, that, if such redemption date is not an interest payment date with respect to such debt security, the amount of the next succeeding scheduled interest payment thereon will be deemed to be reduced by the amount of interest accrued thereon to such redemption date.

“Treasury Rate” means, with respect to any redemption date for the debt securities: (1) the yield, under the heading which represents the average for the immediately preceding week, appearing in the most recently published statistical release designated “H.15(519)” or any successor publication which is published weekly by the Board of Governors of the Federal Reserve System and which establishes yields on actively traded United States Treasury debt securities adjusted to constant maturity under the caption “Treasury Constant Maturities,” for the maturity corresponding to the Comparable Treasury Issue; provided that if no maturity is within three months before or after the maturity date for the debt securities, yields for the two published maturities most closely corresponding to the Comparable Treasury Issue will be determined and the Treasury Rate will be interpolated or extrapolated from those yields on a straight line basis, rounding to the nearest month; or (2) if that release, or any successor release, is not published during the week preceding the calculation date or does not contain such yields, the rate per annum equal to the semiannual equivalent yield to maturity of the Comparable Treasury Issue, calculated using a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for that redemption date. The Treasury Rate will be calculated on the third business day preceding the redemption date.

On and after the redemption date, interest will cease to accrue on the debt securities or any portion thereof called for redemption, unless we default in the payment of the Redemption Price, and accrued interest. On or before the redemption date, we shall deposit with a paying agent, or the applicable Trustee, money sufficient to pay the Redemption Price of and accrued interest on the debt securities to be redeemed on such date. If we elect to redeem less than all of the debt securities of a series, then the Trustee will select the particular debt securities of such series to be redeemed in a manner it deems appropriate and fair.

Defeasance

Except as otherwise set forth in the prospectus supplement relating to such series of debt securities, each indenture will provide that we, at our option,

(1) will be discharged from any and all obligations in respect of any series of debt securities (except in each case for certain obligations to register the transfer or exchange of debt securities, replace stolen, lost or mutilated debt securities, maintain paying agencies and hold monies for payment in trust), or

(2) need not comply with any restrictive covenants described in a prospectus supplement relating to such series of debt securities, the guarantors will be released from the guarantees and certain Events of Default (other than those arising out of the failure to pay interest or principal on the debt securities of a particular series and certain events of bankruptcy, insolvency and reorganization) will no longer constitute Events of Default with respect to such series of debt securities, in each case, if we deposit with the Trustee, in trust, money or the equivalent in securities of the government which issued the currency in which the debt securities are denominated or government agencies backed by the full faith and credit of such government, or a combination thereof, which through the payment of interest thereon and principal thereof in accordance with their terms will provide money in an amount sufficient to pay all the principal (including any mandatory sinking fund payments) of, and interest on, such series on the dates such payments are due in accordance with the terms of such series.

To exercise any such option, we are required, among other things, to deliver to the Trustee an opinion of counsel to the effect that the deposit and related defeasance would not cause the holders of such series to recognize income, gain or loss for federal income tax purposes and, in the case of a discharge pursuant to clause (a) above, accompanied by a ruling to such effect received from or published by the U.S. Internal Revenue Service.

In addition, we are required to deliver to the Trustee an officers’ certificate stating that such deposit was not made by us with the intent of preferring the holders over other creditors of ours or with the intent of defeating, hindering, delaying or defrauding creditors of ours or others.

Events of Default, Notice and Waiver

Except as otherwise set forth in the prospectus supplement relating to such series of debt securities, each indenture will provide that, if an Event of Default specified therein with respect to any series of debt securities issued thereunder shall have happened and be continuing, either the Trustee thereunder or the holders of 33 1/3% in aggregate principal amount of the outstanding debt securities of such series (or 33 1/3% in aggregate principal amount of all outstanding debt securities under such indenture, in the case of certain Events of Default affecting all series of debt securities issued under such indenture) may declare the principal of all the debt securities of such series to be due and payable.

Except as otherwise set forth in the prospectus supplement relating to such series of debt securities, an “Event of Default” in respect of any series will be defined in the indentures as being any one of the following events:

•	default for 30 days in payment of any interest installment with respect to such series;

•	default in payment of principal of, or premium, if any, on, or any sinking or purchase fund or analogous obligation with respect to, debt securities of such series when due at their stated maturity, by declaration or acceleration, when called for redemption or otherwise;

•	default for 90 days after written notice to us by the Trustee thereunder or by holders of 33 1/3% in aggregate principal amount of the outstanding debt securities of such series in the performance, or breach, of any covenant or warranty pertaining to debt securities of such series; and

•	certain events of bankruptcy, insolvency and reorganization with respect to us or any Significant Subsidiary of ours which is organized under the laws of the United States or any political sub-division thereof or the entry of an order ordering the winding up or liquidation of our affairs.

Each indenture will provide that the Trustee thereunder will, within 90 days after the occurrence of a default with respect to the debt securities of any series issued under such indenture, give to the holders of the debt securities of such series notice of all uncured and unwaived defaults known to it; provided, however, that, except in the case of default in the payment of principal of, premium, if any, or interest, if any, on any of the debt securities of such series, the Trustee will be protected in withholding such notice if it in good faith determines that the withholding of such notice is in the interests of the holders of the debt securities of such series. The term “default” for the purpose of this provision means any event which is, or after notice or lapse of time or both would become, an Event of Default with respect to debt securities of such series.

Each indenture will contain provisions entitling the Trustee under such indenture, subject to the duty of the Trustee during an Event of Default to act with the required standard of care, to be indemnified to its reasonable satisfaction by the holders of the debt securities before proceeding to exercise any right or power under the applicable indenture at the request of holders of such debt securities.

Each indenture will provide that the holders of a majority in aggregate principal amount of the outstanding debt securities of any series issued under such indenture may direct the time, method and place of conducting proceedings for remedies available to the Trustee or exercising any trust or power conferred on the Trustee in respect of such series, subject to certain conditions.

Except as otherwise set forth in the prospectus supplement relating to the debt securities, in certain cases, the holders of a majority in principal amount of the outstanding debt securities of any series may waive, on behalf of the holders of all debt securities of such series, any past default or Event of Default with respect to the debt securities of such series except, among other things, a default not theretofore cured in payment of the principal of, or premium, if any, or interest, if any, on any of the senior debt securities of such series or payment of any sinking or purchase fund or analogous obligations with respect to such senior debt securities.

Each indenture will include a covenant that we will file annually with the Trustee a certificate of no default or specifying any default that exists.

Modification of the Indentures

Except as set forth in the prospectus supplement relating to the debt securities, we and the Trustee may, without the consent of the holders of the debt securities issued under the indenture governing such debt securities, enter into indentures supplemental to the applicable indenture for, among others, one or more of the following purposes:

(1) to evidence the succession of another person to us or to a guarantor, if any, and the assumption by such successor of our or the guarantor’s obligations under the applicable indenture and the debt securities of any series;

(2) to add to our covenants or those of any guarantor, if any, or to surrender any of our rights or powers or those of any guarantor for the benefit of the holders of debt securities of any or all series issued under such indenture;

(3) to cure any ambiguity, to correct or supplement any provision in the applicable indenture which may be inconsistent with any other provision therein, or to make any other provisions with respect to matters or questions arising under such indenture;

(4) to add to the applicable indenture any provisions that may be expressly permitted by the Trust Indenture Act of 1939, as amended (the “TIA”), excluding the provisions referred to in Section 316(a)(2) of the TIA as in effect at the date as of which the applicable indenture was executed or any corresponding provision in any similar federal statute hereafter enacted;

(5) to establish the form or terms of any series of debt securities to be issued under the applicable indenture, to provide for the issuance of any series of debt securities and/or to add to the rights of the holders of debt securities;

(6) to evidence and provide for the acceptance of any successor Trustee with respect to one or more series of debt securities or to add or change any of the provisions of the applicable indenture as shall be necessary to facilitate the administration of the trusts thereunder by one or more trustees in accordance with the applicable indenture;

(7) to provide any additional Events of Default;

(8) to provide for uncertificated securities in addition to or in place of certificated securities; provided that the uncertificated securities are issued in registered form for certain federal tax purposes;

(9) to provide for the terms and conditions of converting those debt securities that are convertible into common stock or another such similar security;

(10) to secure any series of debt securities;

(11) to add guarantees in respect of any series or all of the debt securities;

(12) to make any change necessary to comply with any requirement of the SEC in connection with the qualification of the applicable indenture or any supplemental indenture under the TIA; and

(13) to make any other change that does not adversely affect the rights of the holders of the debt securities.

No supplemental indenture for the purpose identified in clauses (2), (3) or (5) above may be entered into if to do so would adversely affect the rights of the holders of debt securities of any series issued under the same indenture in any material respect.

Except as set forth in the prospectus supplement relating to such series of debt securities, each indenture will contain provisions permitting us and the Trustee under such indenture, with the consent of the holders of a majority in principal amount of the outstanding debt securities of all series issued under such indenture to be affected voting as a single class, to execute supplemental indentures for the purpose of adding any provisions to or changing or eliminating any of the provisions of the applicable indenture or modifying the rights of the holders of the debt securities of such series to be affected, except that no such supplemental indenture may, without the consent of the holders of affected debt securities, among other things:

•	change the maturity of the principal of, or the maturity of any premium on, or any installment of interest on, any such debt security, or reduce the principal amount or the interest or any premium of any such debt securities, or change the method of computing the amount of principal or interest on any such debt securities on any date or change any place of payment where, or the currency in which, any debt securities or any premium or interest thereon is payable, or impair the right to institute suit for the enforcement of any such payment on or after the maturity of principal or premium, as the case may be;

•	reduce the percentage in principal amount of any such debt securities the consent of whose holders is required for any supplemental indenture, waiver of compliance with certain provisions of the applicable indenture or certain defaults under the applicable indenture;

•	modify any of the provisions of the applicable indenture related to (i) the requirement that the holders of debt securities issued under such indenture consent to certain amendments of the applicable indenture, (ii) the waiver of past defaults and (iii) the waiver of certain covenants, except to increase the percentage of holders required to make such amendments or grant such waivers; or

•	impair or adversely affect the right of any holder to institute suit for the enforcement of any payment on, or with respect to, such senior debt securities on or after the maturity of such debt securities.

In addition, the subordinated indenture will provide that we may not make any change in the terms of the subordination of the subordinated debt securities of any series in a manner adverse in any material respect to the holders of any series of subordinated debt securities without the consent of each holder of subordinated debt securities that would be adversely affected.

The Trustee

U.S. Bank National Association is the Trustee under each indenture. The Trustee and its affiliates may also provide banking, trustee and other services for, and transact other banking business with, us in the normal course of business.

Governing Law

The indentures will be governed by, and construed in accordance with, the laws of the State of New York.

Global Securities

We may issue debt securities through global securities. A global security is a security, typically held by a depositary, that represents the beneficial interests of a number of purchasers of the security. If we do issue global securities, the following procedures will apply.

We will deposit global securities with the depositary identified in the prospectus supplement. After we issue a global security, the depositary will credit on its book-entry registration and transfer system the respective principal amounts of the debt securities represented by the global security to the accounts of persons who have accounts with the depositary. These account holders are known as “participants.” The underwriters or agents participating in the distribution of the debt securities will designate the accounts to be credited. Only a participant or a person who holds an interest through a participant may be the beneficial owner of a global security. Ownership of beneficial interests in the global security will be shown on, and the transfer of that ownership will be effected only through, records maintained by the depositary and its participants.

We and the Trustee will treat the depositary or its nominee as the sole owner or holder of the debt securities represented by a global security. Except as set forth below, owners of beneficial interests in a global security will not be entitled to have the debt securities represented by the global security registered in their names. They also will not receive or be entitled to receive physical delivery of the debt securities in definitive form and will not be considered the owners or holders of the debt securities.

Principal, any premium and any interest payments on debt securities represented by a global security registered in the name of a depositary or its nominee will be made to the depositary or its nominee as the registered owner of the global security. None of us, the Trustee or any paying agent will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the global security or maintaining, supervising or reviewing any records relating to the beneficial ownership interests.

We expect that the depositary, upon receipt of any payments, will immediately credit participants’ accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of the global security as shown on the depositary’s records. We also expect that payments by participants to owners of beneficial interests in the global security will be governed by standing instructions and customary practices, as is the case with the securities held for the accounts of customers registered in “street names,” and will be the responsibility of the participants.

If the depositary is at any time unwilling or unable to continue as depositary and a successor depositary is not appointed by us within 90 days, we will issue registered securities in exchange for the global security. In addition, we may at any time in our sole discretion determine not to have any of the debt securities of a series represented by global securities. In that event, we will issue debt securities of that series in definitive form in exchange for the global securities.

DESCRIPTION OF THE DEPOSITARY SHARES

General

We may, at our option, elect to offer fractional shares rather than full shares of the preferred stock of a series. In the event that we determine to do so, we will issue receipts for depositary shares, each of which will represent a fraction (to be set forth in the prospectus supplement relating to a particular series of preferred stock) of a share of a particular series of preferred stock as more fully described below.

The shares of any series of preferred stock represented by depositary shares will be deposited under one or more deposit agreements among us, a depositary to be named in the applicable prospectus supplement, and the holders from time to time of depositary receipts issued thereunder. Subject to the terms of the applicable deposit agreement, each holder of a depositary share will be entitled, in proportion to the applicable fraction of a share of preferred stock represented by the depositary share, to all the rights and preferences of the preferred stock represented thereby (including, as applicable, dividend, voting, redemption, subscription and liquidation rights).

The depositary shares will be evidenced by depositary receipts issued pursuant to the deposit agreement. Depositary receipts will be distributed to those persons purchasing the fractional shares of the related series of preferred stock.

The following description sets forth certain general terms and provisions of the depositary shares to which any prospectus supplement may relate. The particular terms of the depositary shares to which any prospectus supplement may relate and the extent, if any, to which such general provisions may apply to the depositary shares so offered will be described in the applicable prospectus supplement. To the extent that any particular terms of the depositary shares or the deposit agreement described in a prospectus supplement differ from any of the terms described below, then the terms described below will be deemed to have been superseded by that prospectus supplement relating to such deposited shares. The forms of deposit agreement and depositary receipt will be filed as exhibits to the documents incorporated or deemed to be incorporated by reference in this prospectus.

The following summary of certain provisions of the depositary shares and deposit agreement does not purport to be complete and is subject to, and is qualified in its entirety by express reference to, all the provisions of the deposit agreement and the applicable prospectus supplement, including the definitions.

Immediately following our issuance of shares of a series of preferred stock that will be offered as fractional shares, we will deposit the shares with the depositary, which will then issue and deliver the depositary receipts to the purchasers thereof. Depositary receipts will only be issued evidencing whole depositary shares. A depositary receipt may evidence any number of whole depositary shares.

Pending the preparation of definitive depositary receipts, the depositary may, upon our written order, issue temporary depositary receipts substantially identical to (and entitling the holders thereof to all the rights pertaining to) the definitive depositary receipts but not in definitive form. Definitive depositary receipts will be prepared thereafter without unreasonable delay, and such temporary depositary receipts will be exchangeable for definitive depositary receipts at our expense.

Dividends and Other Distributions

The depositary will distribute all cash dividends or other cash distributions received in respect of the related series of preferred stock to the record holders of depositary shares relating to the series of preferred stock in proportion to the number of the depositary shares owned by the holders.

In the event of a distribution other than in cash, the depositary will distribute property received by it to the record holders of depositary shares entitled thereto in proportion to the number of depositary shares owned by the holders, unless the depositary determines that the distribution cannot be made proportionately among the holders or that it is not feasible to make the distributions, in which case the depositary may, with our approval, adopt any method as it deems equitable and practicable for the purpose of effecting the distribution, including the sale (at public or private sale) of the securities or property thus received, or any part thereof, at the place or places and upon those terms as it may deem proper.

The amount distributed in any of the foregoing cases will be reduced by any amounts required to be withheld by us or the depositary on account of taxes or other governmental charges.

Redemption of Depositary Shares

If any series of the preferred stock underlying the depositary shares is subject to redemption, the depositary shares will be redeemed from the proceeds received by the depositary resulting from any redemption, in whole or in part, of the series of the preferred stock held by the depositary. The redemption price per depositary share will be equal to the applicable fraction of the redemption price per share payable with respect to the series of the preferred stock. If we redeem shares of a series of preferred stock held by the depositary, the depositary will redeem as of the same redemption date the number of depositary shares representing the shares of preferred stock so redeemed. If less than all the depositary shares are to be redeemed, the depositary shares to be redeemed will be selected by lot or substantially equivalent method determined by the depositary.

After the date fixed for redemption, the depositary shares so called for redemption will no longer be deemed to be outstanding and all rights of the holders of the depositary shares will cease, except the right to receive the monies payable upon redemption and any money or other property to which the holders of the depositary shares were entitled upon such redemption, upon surrender to the depositary of the depositary receipts evidencing the depositary shares. Any funds deposited by us with the depositary for any depositary shares that the holders thereof fail to redeem will be returned to us after a period of two years from the date the funds are so deposited.

Voting the Underlying Preferred Stock

Upon receipt of notice of any meeting at which the holders of any series of the preferred stock are entitled to vote, the depositary will mail the information contained in the notice of meeting to the record holders of the depositary shares relating to the series of preferred stock. Each record holder of the depositary shares on the record date (which will be the same date as the record date for the related series of preferred stock) will be entitled to instruct the depositary as to the exercise of the voting rights pertaining to the number of shares of the series of preferred stock represented by that holder’s depositary shares. The depositary will endeavor, insofar as practicable, to vote or cause to be voted the number of shares of preferred stock represented by the depositary shares in accordance with the instructions, provided the depositary receives the instructions sufficiently in advance of the meeting to enable it to so vote or cause to be voted the shares of preferred stock, and we will agree to take all reasonable action that may be deemed necessary by the depositary in order to enable the depositary to do so. The depositary will abstain from voting shares of the preferred stock to the extent it does not receive specific instructions from the holders of depositary shares representing the preferred stock.

Withdrawal of Stock

Upon surrender of the depositary receipts at the corporate trust office of the depositary and upon payment of the taxes, charges and fees provided for in the deposit agreement and subject to the terms thereof, the holder of the depositary shares evidenced thereby will be entitled to delivery at such office, to or upon his or her order, of the number of whole shares of the related series of preferred stock and any money or other property, if any, represented by the depositary shares. Holders of depositary shares will be entitled to receive whole shares of the related series of preferred stock, but holders of the whole shares of preferred stock will not thereafter be entitled to deposit the shares of preferred stock with the depositary or to receive depositary shares therefor. If the depositary receipts delivered by the holder evidence a number of depositary shares in excess of the number of depositary shares representing the number of whole shares of the related series of preferred stock to be withdrawn, the depositary will deliver to the holder or upon his or her order at the same time a new depositary receipt evidencing the excess number of depositary shares.

Amendment and Termination of a Deposit Agreement

The form of depositary receipt evidencing the depositary shares of any series and any provision of the applicable deposit agreement may at any time and from time to time be amended by agreement between us and the depositary. However, any amendment that materially adversely alters the rights of the holders of depositary shares of any series will not be effective unless the amendment has been approved by the holders of at least a majority of the depositary shares of the series then outstanding. Every holder of a depositary receipt at the time the amendment becomes effective will be deemed, by continuing to hold the depositary receipt, to be bound by the deposit agreement as so amended. Notwithstanding the foregoing, in no event may any amendment impair the right of any holder of any depositary shares, upon surrender of the depositary receipts evidencing the depositary shares and subject to any conditions specified in the deposit agreement, to receive shares of the related series of preferred stock and any money or other property represented thereby, except in order to comply with mandatory provisions of applicable law. The deposit agreement may be terminated by us at any time upon not less than 60 days prior written notice to the depositary, in which case, on a date that is not later than 30 days after the date of the notice, the depositary shall deliver or make available for delivery to holders of depositary shares, upon surrender of the depositary receipts evidencing the depositary shares, the number of whole or fractional shares of the related series of preferred stock as are represented by the depositary shares. The deposit agreement shall automatically terminate after all outstanding depositary shares have been redeemed or there has been a final distribution in respect of the related series of preferred stock in connection with any liquidation, dissolution or winding up of us and the distribution has been distributed to the holders of depositary shares.

Charges of Depositary

We will pay all transfer and other taxes and the governmental charges arising solely from the existence of the depositary arrangements. We will pay the charges of the depositary, including charges in connection with the initial deposit of the related series of preferred stock and the initial issuance of the depositary shares and all withdrawals of shares of the related series of preferred stock, except that holders of depositary shares will pay transfer and other taxes and governmental charges and any other charges as are expressly provided in the deposit agreement to be for their accounts.

Resignation and Removal of Depositary

The depositary may resign at any time by delivering to us written notice of its election to do so, and we may at any time remove the depositary. Any resignation or removal will take effect upon the appointment of a successor depositary, which successor depositary must be appointed within 60 days after delivery of the notice of resignation or removal and must be a bank or trust company having its principal office in the United States and having a combined capital and surplus of at least $50,000,000.

Miscellaneous

The depositary will forward to the holders of depositary shares all reports and communications from us that are delivered to the depositary and which we are required to furnish to the holders of the related preferred stock.

The depositary’s corporate trust office will be identified in the applicable prospectus supplement. Unless otherwise set forth in the applicable prospectus supplement, the depositary will act as transfer agent and registrar for depositary receipts and if shares of a series of preferred stock are redeemable, the depositary will also act as redemption agent for the corresponding depositary receipts.

DESCRIPTION OF THE WARRANTS

The following description of the terms of the warrants sets forth certain general terms and provisions of the warrants to which any prospectus supplement may relate. GPHC may issue warrants for the purchase of common stock, preferred stock, debt securities, or depositary shares. Warrants may be issued independently or together with common stock, preferred stock, debt securities or depositary shares offered by any prospectus supplement and may be attached to or separate from any such offered securities. Each series of warrants will be issued under a separate warrant agreement to be entered into between us and a bank or trust company, as warrant agent. The warrant agent will act solely as our agent in connection with the warrants and will not assume any obligation or relationship of agency or trust for or with any holders or beneficial owners of warrants. The following summary of certain provisions of the warrants does not purport to be complete and is subject to, and qualified in its entirety by reference to, the provisions of the warrant agreement that will be filed with the SEC in connection with the offering of such warrants.

Debt Warrants

The prospectus supplement relating to a particular issue of debt warrants will describe the terms of such debt warrants, including the following:

•	the title of such debt warrants;

•	the offering price for such debt warrants, if any;

•	the aggregate number of such debt warrants;

•	the designation and terms of the debt securities purchasable upon exercise of such debt warrants;

•	if applicable, the designation and terms of the debt securities with which such debt warrants are issued and the number of such debt warrants issued with each such debt security;

•	if applicable, the date from and after which such debt warrants and any debt securities issued therewith will be separately transferable;

•	the principal amount of debt securities purchasable upon exercise of a debt warrant and the price at which such principal amount of debt securities may be purchased upon exercise (which price may be payable in cash, securities or other property);

•	the date on which the right to exercise such debt warrants shall commence and the date on which such right shall expire;

•	if applicable, the minimum or maximum amount of such debt warrants that may be exercised at any one time;

•	whether the debt warrants represented by the debt warrant certificates or debt securities that may be issued upon exercise of the debt warrants will be issued in registered or bearer form;

•	information with respect to book-entry procedures, if any;

•	the currency or currency units in which the offering price, if any, and the exercise price are payable;

•	if applicable, a discussion of material United States federal income tax considerations;

•	the antidilution or adjustment provisions of such debt warrants, if any;

•	the redemption or call provisions, if any, applicable to such debt warrants; and

•	any additional terms of such debt warrants, including terms, procedures, and limitations relating to the exchange and exercise of such debt warrants.

Stock Warrants

The prospectus supplement relating to any particular issue of common stock warrants, preferred stock warrants or depositary share warrants will describe the terms of such warrants, including the following:

•	the title of such warrants;

•	the offering price for such warrants, if any;

•	the aggregate number of such warrants;

•	the designation and terms of the offered securities purchasable upon exercise of such warrants;

•	if applicable, the designation and terms of the offered securities with which such warrants are issued and the number of such warrants issued with each such offered security;

•	if applicable, the date from and after which such warrants and any offered securities issued therewith will be separately transferable;

•	the number of shares of common stock, preferred stock or depositary shares purchasable upon exercise of a warrant and the price at which such shares may be purchased upon exercise;

•	the date on which the right to exercise such warrants shall commence and the date on which such right shall expire;

•	if applicable, the minimum or maximum amount of such warrants that may be exercised at any one time;

•	the currency or currency units in which the offering price, if any, and the exercise price are payable;

•	if applicable, a discussion of material United States federal income tax considerations;

•	the antidilution provisions of such warrants, if any;

•	the redemption or call provisions, if any, applicable to such warrants; and

•	any additional terms of such warrants, including terms, procedures and limitations relating to the exchange and exercise of such warrants.

DESCRIPTION OF THE PURCHASE CONTRACTS

We may issue, from time to time, purchase contracts, including contracts obligating holders to purchase from us and us to sell to the holders, a specified principal amount of senior debt securities, subordinated debt securities, shares of common stock or preferred stock, depositary shares, government securities, or any of the other securities that we may sell under this prospectus at a future date or dates. The consideration payable upon settlement of the purchase contracts may be fixed at the time the purchase contracts are issued or may be determined by a specific reference to a formula set forth in the purchase contracts. The purchase contracts may be issued separately or as part of units consisting of a purchase contract and other securities or obligations issued by us or third parties, including United States treasury securities, securing the holders’ obligations to purchase the relevant securities under the purchase contracts. The purchase contracts may require us to make periodic payments to the holders of the purchase contracts or units or vice versa, and the payments may be unsecured or prefunded on some basis. The purchase contracts may require holders to secure their obligations under the purchase contracts.

The prospectus supplement related to any particular purchase contracts will describe, among other things, the material terms of the purchase contracts and of the securities being sold pursuant to such purchase contracts, a discussion, if appropriate, of any special United States federal income tax considerations applicable to the purchase contracts and any material provisions governing the purchase contracts that differ from those described above. The description in the prospectus supplement will not necessarily be complete and will be qualified in its entirety by reference to the purchase contracts, and, if applicable, collateral arrangements and depositary arrangements, relating to the purchase contracts.

DESCRIPTION OF THE UNITS

We may, from time to time, issue units comprised of one or more of the other securities that may be offered under this prospectus, in any combination. Each unit may also include debt obligations of third parties, such as U.S. Treasury securities. Each unit will be issued so that the holder of the unit is also the holder of each security included in the unit. Thus, the holder of a unit will have the rights and obligations of a holder of each included security. The unit agreement under which a unit is issued may provide that the securities included in the unit may not be held or transferred separately at any time, or at any time before a specified date.

Any prospectus supplement related to any particular units will describe, among other things:

•	the material terms of the units and of the securities comprising the units, including whether and under what circumstances those securities may be held or transferred separately;

•	any material provisions relating to the issuance, payment, settlement, transfer or exchange of the units or of the securities comprising the units;

•	if appropriate, any special United States federal income tax considerations applicable to the units; and

•	any material provisions of the governing unit agreement that differ from those described above.

PLAN OF DISTRIBUTION

We may sell the securities being offered hereby in one or more of the following ways from time to time:

•	to underwriters or dealers for resale to the public or to institutional investors;

•	directly to institutional investors;

•	directly to a limited number of purchasers or to a single purchaser;

•	through agents to the public or to institutional investors; or

•	through a combination of any of these methods of sale.

If we use underwriters or dealers in the sale, the securities will be acquired by the underwriters or dealers for their own account and may be resold from time to time in one or more transactions, including:

•	at a fixed price or prices, which may be changed from time to time;

•	in “at the market offerings” within the meaning of the SEC’s Rule 415(a)(4);

•	at prices related to such prevailing market prices; or

•	at negotiated prices.

For each series of securities, the prospectus supplement will set forth the terms of the offering of the securities, including:

•	the initial public offering price;

•	the method of distribution, including the names of any underwriters, dealers or agents;

•	the purchase price of the securities;

•	our net proceeds from the sale of the securities;

•	any underwriting discounts, agency fees, or other compensation payable to underwriters or agents;

•	any discounts or concessions allowed or reallowed or repaid to dealers; and

•	the securities exchanges on which the securities will be listed, if any.

If we use underwriters in the sale, they will buy the securities for their own account. The underwriters may then resell the securities in one or more transactions at a fixed public offering price or at varying prices determined at the time of sale or thereafter. The obligations of the underwriters to purchase the securities will be subject to certain conditions. The underwriters will be obligated to purchase all the securities offered if they purchase any securities. Any initial public offering price and any discounts or concessions allowed or re-allowed or paid to dealers may be changed from time to time. In connection with an offering, underwriters and selling group members and their affiliates may engage in transactions to stabilize, maintain or otherwise affect the market price of the securities in accordance with applicable law.

If we use dealers in the sale, we will sell securities to such dealers as principals. The dealers may then resell the securities to the public at varying prices to be determined by such dealers at the time of resale. If we use agents in the sale, they will use their reasonable best efforts to solicit purchases for the period of their appointment. If we sell directly, no underwriters or agents would be involved. We are not making an offer of securities in any jurisdiction that does not permit such an offer.

Underwriters, dealers and agents that participate in the securities distribution may be deemed to be underwriters as defined in the Securities Act. Any discounts, commissions or profit they receive when they resell the securities may be treated as underwriting discounts and commissions under the Securities Act. We may have agreements with underwriters, dealers and agents to indemnify them against certain civil liabilities, including certain liabilities under the Securities Act, or to contribute with respect to payments that they may be required to make. Underwriters, dealers and agents may engage in transactions with, or perform services for, us or our subsidiaries in the ordinary course of their business.

It has not presently been established whether the underwriters, if any, of any of the securities will make a market in the securities. If the underwriters make a market in the securities, such market making may be discontinued at any time without notice. No assurance can be given as to the liquidity of the trading market for the securities.

LEGAL MATTERS

The validity of the securities offered by this prospectus will be passed upon for us by Alston & Bird LLP, Atlanta, Georgia, and for any underwriters or agents by counsel named in the applicable prospectus supplement.

EXPERTS

The consolidated financial statements of the Company at December 31, 2008 and 2009 and for the years then ended, incorporated by reference from the Company’s Annual Report on Form 10-K for the year ended December 31, 2009, including the schedule appearing therein, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

The consolidated financial statements for the year ended December 31, 2007 incorporated in this registration statement by reference from the Company’s Annual Report on Form 10-K for the year ended December 31, 2009 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.